Exhibit 10.1

AMENDED AND RESTATED UNCOMMITTED MASTER REPURCHASE

AND

SECURITIES CONTRACT AGREEMENT

between

FS CREIT FINANCE GS-1 LLC,

as Seller,

and

GOLDMAN SACHS BANK USA,

as Buyer

Dated: April 25, 2025

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ANNEXES, EXHIBITS AND SCHEDULES

ANNEX I	Names and Addresses for Communications between Parties

SCHEDULE I	Intentionally Omitted

SCHEDULE II	Purchased Asset File

EXHIBIT I	Form of Confirmation Statement

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III-A	Monthly Reporting Package

EXHIBIT III-B	Quarterly Reporting Package

EXHIBIT III-C	Annual Reporting Package

EXHIBIT IV	Form of Power of Attorney

EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets

EXHIBIT VI	Advance Procedures

EXHIBIT VII	Form of Margin Deficit Notice

EXHIBIT VIII	Form of Tax Compliance Certificates

EXHIBIT IX	Form of Covenant Compliance Certificate

EXHIBIT X	UCC Filing Jurisdictions

EXHIBIT XI	Form of Servicer Notice

EXHIBIT XII	Form of Release Letter

EXHIBIT XIII	Reserved

EXHIBIT XIV	Form of Custodial Delivery Certificate

EXHIBIT XV	Form of Bailee Letter

EXHIBIT XVI	Reserved

EXHIBIT XVII	Reserved

EXHIBIT XVIII	Future Funding Procedures

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AMENDED AND RESTATED UNCOMMITTED MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT

THIS AMENDED AND RESTATED UNCOMMITTED MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT (this “Agreement”), dated as of April 25, 2025, by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”) and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”).

WHEREAS, Buyer and Seller entered into that certain Uncommitted Master Repurchase and Securities Contract Agreement, dated as of January 26, 2018 (as amended and/or modified prior to the date hereof, the “Existing Agreement”); and

WHEREAS, Buyer and Seller desire to amend and restate the Existing Agreement in its entirety upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the Existing Agreement is hereby amended and restated in its entirety as follows:

Article 1.
APPLICABILITY

From time to time during the Availability Period the parties hereto may enter into transactions in which Seller and Buyer agree to the transfer from Seller to Buyer all of its rights, title and interest in certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, at no time shall Buyer be obligated or committed to purchase or effect the transfer of any Eligible Asset from Seller to Buyer.

Article 2.
DEFINITIONS

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Accelerated Repurchase Date” shall have the meaning set forth in Article 13(b)(i) of this Agreement.

“Acceptable Attorney” shall mean an attorney at law that has delivered at Seller’s request a Bailee Letter, with the exception of an attorney that is not satisfactory to Buyer, as specified in a written notice from Buyer to Seller.

“Accepted Servicing Practices” shall mean with respect to any applicable Purchased Asset, those mortgage loan servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Act of Insolvency” shall mean, with respect to any Person, (i) the filing of a petition by such Person, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, wind up, liquidation, dissolution or similar law relating to the protection of creditors (“Insolvency Law”), or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief that, in the case of an action not initiated by or on behalf of Seller is not dismissed or stayed within 60 days; (ii) the seeking or consenting to the appointment of a liquidator, receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (iii) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (iv) the making of a general assignment for the benefit of creditors; (v) the written admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; (vi) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person; (vii) the consent by such Person to the entry of an order for relief in an insolvency case under any Insolvency Law; or (viii) the taking of action by any such Person in furtherance of any of the foregoing.

“Advance Rate” shall mean, with respect to each Transaction, the initial Advance Rate selected by Buyer for such Transaction on a case by case basis in its sole discretion as shown in the related Confirmation, as may be adjusted for any Future Funding Advance as set forth herein and reflected in any amended and restated Confirmation, which in any case shall not exceed the Maximum Advance Rate, unless otherwise agreed to by Buyer and Seller.

“Advisor” shall mean FS Real Estate Advisor, LLC.

“Affiliate” shall mean (i) with respect to the Seller, Pledgor and Guarantor, the Guarantor and each of its subsidiaries and (ii) when used with respect to any other specified Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of the date hereof, by and between Seller and Buyer as such agreement may be amended, restated, modified or supplemented from time to time.

“Annual Fee” shall have the meaning set forth in the Fee Letter.

“Annual Reporting Package” shall mean the reporting package described on Exhibit III-C.

“Anti-Money Laundering Laws” shall have the meaning set forth in Article 9(b)(xxix) of this Agreement.

“Applicable Spread” shall mean:

(i)            so long as no Event of Default shall have occurred and be continuing, the amount set forth in the Fee Letter as being the “Applicable Spread”, and

(ii)           after the occurrence and during the continuance of an Event of Default, the (x) applicable incremental percentage described in clause (i) of this definition, plus (y) five percent (5.0%).

“Appraisal” shall mean an appraisal that is compliant with the Financial Institutions Reform, Recovery, and Enforcement Act and prepared by a third-party appraiser addressed to, or permitted to be relied upon by, Buyer and satisfactory to Buyer of the related Underlying Mortgaged Property from an Independent Appraiser.

“Assets” shall have the meaning set forth in Article 1 of this Agreement.

“Assignee” shall have the meaning set forth in Article 19(a) of this Agreement.

“Assignment of Leases” shall mean, with respect to any Purchased Asset that is a Senior Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Underlying Mortgaged Property as security for repayment of such Purchased Asset.

“Availability Period” shall mean the period commencing on the Closing Date and expiring on the Stated Termination Date.

“Bailee Letter” shall mean a letter substantially in the form as Exhibit XV from an Acceptable Attorney or a Title Company or another Person acceptable to Buyer in its sole discretion, in form and substance acceptable to Buyer in its sole discretion, wherein such Acceptable Attorney, Title Company or other Person described above in possession of a Purchased Asset File (i) acknowledges receipt of such Purchased Asset File, (ii) confirms that such Acceptable Attorney, Title Company or other Person acceptable to Buyer is holding the same as bailee or agent on behalf of Buyer under such letter and (iii) agrees that such Acceptable Attorney, Title Company or other Person described above shall deliver such Purchased Asset File to the Custodian, or as otherwise directed by Buyer, by not later than the third (3rd) Business Day following the Purchase Date for the related Purchased Asset.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101, et. seq.), as amended, modified or replaced from time to time.

“Benchmark” shall mean Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Floor” shall mean zero percent (0%) or such other rate with respect to a Transaction as set forth in the related Confirmation.

“Benchmark Interim Unavailability Period” shall mean any Pricing Rate Period for which Buyer determines that (a) adequate and reasonable means do not exist for ascertaining the then-current Benchmark, unless and until a Benchmark Replacement has been implemented with respect thereto pursuant to Section 14(a), or (b) it is unlawful to use the then-current Benchmark to determine the applicable price differential.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of:

(1)            the alternate benchmark rate of interest that has been selected by Buyer as the replacement for the then-current Benchmark, giving due consideration to (i) any selection or recommendation of a replacement benchmark rate, or the mechanism for determining such a rate, by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a benchmark rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate commercial mortgage loans at such time (the “Unadjusted Benchmark Replacement”), and;

(2)            the Benchmark Replacement Adjustment;

provided that, in no event shall the Benchmark Replacement for any Pricing Rate Period be deemed to be less than the Benchmark Floor.

“Benchmark Replacement Adjustment” shall mean, with respect to any Unadjusted Benchmark Replacement, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to (a) any selection or recommendation by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate commercial mortgage loans at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate Period”, “Pricing Rate Determination Date” and “Remittance Date”, timing and frequency of determining rates and making payments of price differential, preceding and succeeding business day conventions and other administrative matters) that Buyer determines may be appropriate or necessary to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice for floating rate commercial mortgage loans (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; and

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by the regulatory supervisor for the administrator of such Benchmark to be non-representative; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that the Benchmark is not, or as of a specified future date will not be, representative.

“Breakage Costs” shall have the meaning set forth thereto in Article 14(f).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Buyer” shall mean Goldman Sachs Bank USA, a New York state-chartered bank, or any successor or assign.

“Buyer’s LTV” shall mean, on any date, with respect to any Purchased Asset, the quotient (expressed as a percentage) of (i) the then outstanding Purchase Price of such Purchased Asset divided by (ii) the Market Value of the as-is related Underlying Mortgaged Property.

“Capital Stock” shall mean any and all shares, interests, or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, any and all partner or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Cause” shall mean, with respect to the Independent Director, (a) acts or omissions by the Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, the Independent Director’s duties with respect to Seller’s obligations under this Agreement, (b) the Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to the Independent Director, (c) the Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (d) the Independent Director no longer meets the definition of Independent Director, as that term is defined in this Article 2.

“Change of Control” shall mean the occurrence of any of the following events:

(a) the consummation of a merger or consolidation of Guarantor with or into another entity or any other reorganization or transfer of Capital Stock in Guarantor, if more than twenty percent (20%) of the combined voting power of the continuing or surviving entity’s Capital Stock outstanding immediately after such merger, consolidation or such other reorganization or transfer is not owned directly or indirectly by Persons who were stockholders or holders of such Capital Stock in Guarantor immediately prior to such merger, consolidation or other reorganization or transfer;

(b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the 1934 Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors, members or partners of twenty percent (20%) or more;

(c) Guarantor shall cease to own and Control, of record and beneficially, directly or indirectly one hundred percent (100%) of each class of outstanding Capital Stock of Pledgor;

(d) Pledgor shall cease to own and Control, of record and beneficially, directly or indirectly one hundred percent (100%) of each class of outstanding Capital Stock of Seller;

(e) any transfer of all or substantially all of Guarantor’s, Pledgor’s or Seller’s assets (other than any securitization transaction or any repurchase or other similar transactions in the ordinary course of Guarantor’s, Pledgor’s or Seller’s business) and the assets of its Subsidiaries;

(f) with respect to Advisor, the sale, merger, consolidation or reorganization of Advisor with or into any entity that is not an Affiliate of Advisor (or a replacement advisor acceptable to Buyer) as of the Closing Date;

(g) Advisor or a replacement advisor acceptable to Buyer shall cease to be the advisor of Guarantor;

(h) any change in Control of Advisor from the Person or Persons who are directly or indirectly Controlling Advisor on the date hereof;

(i) with respect to Sub-Advisor, the sale, merger, consolidation or reorganization of Sub-Advisor with or into any entity that is not an Affiliate of Sub-Advisor (or a replacement advisor acceptable to Buyer) as of the Closing Date;

(j) Sub-Advisor or a replacement sub-advisor acceptable to Buyer shall cease to be the sub-advisor of Advisor; or

(k) any change in Control of Sub-Advisor from the Person or Persons who are directly or indirectly Controlling Sub-Advisor on the date hereof.

Notwithstanding the foregoing, neither Buyer nor any other Person shall be deemed to approve or to have approved any internalization of management as a result of this definition or any other provision herein.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collection Period” shall mean (i) with respect to the first Remittance Date, the period beginning on and including the Closing Date and continuing to and including the calendar day immediately preceding such Remittance Date, and (ii) with respect to each subsequent Remittance Date, the period beginning on and including the immediately preceding Remittance Date and continuing to and including the calendar day immediately preceding the following Remittance Date.

“Concentration Limit” shall mean, collectively, Type A Concentration Limit and Type B Concentration Limit.”

“Confirmation” shall mean a written confirmation in the form of Exhibit I, duly completed, executed and delivered by Buyer and Seller.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean, with respect to any Person, the possession of the direct or indirect power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Control”, “Controlling”, “Controlled” and “under common Control” shall have correlative meanings.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate in form and substance of the certificate attached hereto as Exhibit IX.

“Credit Event” shall mean, with respect to any Purchased Asset, the occurrence and continuance of any of the following: (i) a material deterioration in the performance or condition of the Underlying Mortgaged Property securing such Purchased Asset, (ii) a material deterioration in the performance or condition of the Mortgagor or other obligor (including, without limitation, any guarantor) in relation to such Purchased Asset or (iii) a material adverse change (including a change to property capitalization rates) in the performance or condition of the Underlying Mortgaged Property asset class and type securing such Purchased Asset within the commercial real estate market in the applicable geographic market where the Underlying Mortgaged Property securing such Purchased Asset is located. Any determination that a Credit Event has occurred and is continuing shall be made by Buyer in its sole discretion, exercised in good faith. Notwithstanding the foregoing, in no event shall a Credit Event occur solely as a result of any disruption in the capital markets, credit markets or any other event that results in the increase or decrease of spreads or similar benchmarks including, without limitation, treasuries, interest rate swaps, Term SOFR or the prime rate; provided, however, that changes to property capitalization rates in the applicable geographic market where the Underlying Mortgaged Property relating to such Asset is located, whether or not such changes are caused by any of the foregoing, may constitute a Credit Event.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of January 26, 2018, by and among the Custodian, Seller and Buyer, as amended, modified and/or restated from time to time.

“Custodial Delivery Certificate” shall mean the form executed by Seller in order to deliver the Purchased Asset Schedule and the Purchased Asset File to Buyer or its designee (including the Custodian) pursuant to Article 7 of this Agreement, a form of which is attached hereto as Exhibit XIV.

“Custodian” shall mean Computershare Trust Company, N.A., or any successor Custodian appointed by Buyer.

“Defaulted Asset/REO Property Limit” shall mean, as of any date of determination, with respect to Purchased Assets which are the subject of an REO Conversion or are Defaulted Purchased Assets, twenty five percent (25%) of the aggregate outstanding Purchase Price of all Purchased Assets.

“Defaulted Asset/REO Property Limit Breach” shall mean, at any time, the breach that shall be deemed to occur in the event the aggregate outstanding Purchase Prices of all Purchased Assets which are the subject of an REO Conversion and/or Defaulted Purchased Assets exceeds the Defaulted Asset/REO Property Limit.

“Defaulted Asset/REO Property Limit Breach Cure Period” shall mean the ninety (90) day period commencing on the date that a Defaulted Asset/REO Property Limit Breach occurs.

“Defaulted Purchased Asset” shall mean any Purchased Asset with respect to which the events set forth in clauses (i) or (ii) of the definition of “Mandatory Early Repurchase Event” have occurred and are continuing.

“Delivery Failure” shall have the meaning set forth in the Bailee Letter.

“Depository” shall mean U.S. Bank National Association, or any successor Depository appointed by Buyer in its sole discretion.

“Depository Account” shall mean a segregated account, in the name of Seller, in trust for Buyer, established at Depository in accordance with this Agreement, and which is subject to the Depository Agreement.

“Depository Agreement” shall mean that certain Blocked Account Control Agreement, dated as of November 30, 2022, among Buyer, Seller and Depository, as amended, modified and/or restated from time to time.

“Disqualified Institution” shall have the meaning given to such term in the Fee Letter.

“Draw Fee” shall have the meaning set forth in the Fee Letter.

“Due Diligence Package” shall have the meaning set forth in Exhibit VI to this Agreement.

“Early Repurchase Date” shall have the meaning set forth in Article 3(f)(i) of this Agreement.

“Electronic Signature” shall have the meaning set forth in Article 30(b) of this Agreement.

“Eligible Assets” shall mean any of the following types of assets or loans (a) that are acceptable to Buyer in its sole discretion as of the Purchase Date, (b) with respect to which as of the Purchase Date the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all respects except to the extent disclosed in a Requested Exceptions Report approved by Buyer, (c) that have been originated (or are being originated) in accordance with the applicable underwriting guidelines, and (d) where the Underlying Mortgaged Property consists of mixed-use, multi-family, office, retail, industrial, hospitality or warehouse properties or such other types of properties that Buyer may agree to in its sole discretion that are located in the United States of America, its territories or possessions (or elsewhere, in the sole discretion of Buyer):

(i)            Senior Mortgage Loans and/or Participation Interests; and

(ii)           any other asset or loan types or classifications that are acceptable to Buyer, subject to its consent on all necessary and appropriate modifications to this Agreement and each of the Transaction Documents, as determined by Buyer in its sole discretion.

Notwithstanding anything to the contrary contained in this Agreement, absent a written waiver from Buyer, the following shall not be Eligible Assets for purposes of this Agreement: (i) non-performing loans (other than Type B Purchased Assets, which may be performing, distressed or non-performing (which may be subject to Mandatory Early Repurchase Event) and for which Seller has provided Buyer with an acceptable Recovery Plan); (ii) any Asset, where payment of the Purchase Price with respect thereto would cause the aggregate of all Repurchase Prices to exceed the Maximum Facility Amount; (iii) loans for which Buyer is relying on an Appraisal, the applicable appraisal is not dated within one hundred eighty (180) calendar days of the proposed Purchase Date (or such other time period as approved by Buyer in Buyer’s sole discretion); (iv) loans in which the related loan agreement or other documents and/or instruments evidencing such loans contain prohibitions on transfer (other than customary restrictions regarding qualified transfers, eligibility requirements and similar provisions); (v) Assets that, upon becoming a Purchased Asset, would cause (A) a Defaulted Asset/REO Property Limit Breach or (B) the Purchase Price of the applicable Purchased Asset or the aggregate Purchase Price of the applicable Purchased Assets to violate the Concentration Limit; (vi) greenfield construction or land loans (provided, that, loans allowing for advances relating to tenant improvements or renovations may be Eligible Assets); (vii) Assets that, upon becoming a Purchased Asset, have a Mortgaged Property LTV greater than eighty percent (80%); (viii) Assets secured by unimproved property; (ix) loans that are in special servicing; (x) loans where the related Underlying Mortgaged Property does not have appropriate zoning approval, required insurance or similar legal compliance in the relevant jurisdiction, and in any such case such failure continues beyond any applicable notice and cure period under the related loan documentation; (xi) Assets that have been pledged as collateral to any lender or sold to any buyer in connection with a loan, repurchase facility or any other financing transaction; (xii) unless otherwise agreed to by Buyer in its sole discretion, Assets that are not originated by Seller or an Affiliate of Seller, and (xiii) Assets secured directly or indirectly by loans described in the preceding clauses (i) through (xii).

“Eligible Assignee” shall mean any Person that is not a Disqualified Institution which is (i) any Affiliate of Buyer, (ii) a commercial bank organized under the laws of the United States, or any state thereof, and having net worth in excess of $100,000,000, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has net worth in excess of $100,000,000; provided that such bank is acting through a branch or agency located in the United States, or (iv) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in real estate loans in the ordinary course of its business and having (together with its Affiliates) net worth in excess of $100,000,000.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Article references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.

“Event of Default” shall have the meaning set forth in Article 13 of this Agreement.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or any Transferee, or required to be withheld or deducted from a payment to Buyer or Transferee, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer or Transferee being organized under the laws of or having its principal office, or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Buyer or Transferee under this Agreement pursuant to a law in effect on the date on which (i) such Buyer or Transferee acquires an interest hereunder (other than pursuant to an assignment request by Seller under Article 14(m)) or (ii) Buyer or Transferee changes its lending office, except in each case to the extent that, pursuant to Articles 14(g) and 14(j), amounts with respect to such Taxes were payable either to Buyer’s or Transferee’s assignor (or transferor of a participation) immediately before such Buyer or Transferee acquired an interest hereunder or to such Buyer or Transferee immediately before it changed its lending office, (c) Taxes attributable to such Buyer or Transferee’s failure to comply with Article 14(k), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Agreement” shall have the meaning set forth in the Recitals hereto.

“Exit Fee” shall have the meaning set forth in the Fee Letter.

“Extension Period” shall have the meaning set forth in Article 3(k)(i).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or official practices implementing any intergovernmental agreement in connection thereto.

“FATF” shall have the meaning set forth in the definition of “Prohibited Investor.”

“FDIA” shall have the meaning set forth in Article 23(c) of this Agreement.

“FDICIA” shall have the meaning set forth in Article 23(e) of this Agreement.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day or such transactions received by Buyer from three (3) federal funds brokers of recognized standing selected by Buyer in its sole discretion.

“Federal Funds Rate Applicable Spread” shall mean, if the Pricing Rate has converted to the Federal Funds Rate pursuant to Article 14(a) of this Agreement, an amount equal to the difference (expressed as a number of basis points) between (a) Term SOFR (or the then-applicable Benchmark) plus the Applicable Spread on the date Term SOFR (or the then-applicable Benchmark) was last applicable to the outstanding Transactions prior to such conversion and (b) the Federal Funds Rate on the date that Term SOFR (or the then-applicable Benchmark) was last applicable to the outstanding Transactions prior to such conversion.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter, dated as of April 25, 2025, between Buyer and Seller, as amended, modified and/or restated from time to time.

“Filings” shall have the meaning set forth in Article 6(c) of this Agreement.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Foreign Buyer” shall mean (a) if the Seller is a U.S. Person, a Buyer or Transferee that is not a U.S. Person, and (b) if the Seller is not a U.S. Person, a Buyer or Transferee that is resident or organized under the laws of a jurisdiction other than that in which the Seller is resident for tax purposes.

“Future Funding Advance” shall have the meaning set forth in Article 3(l) of this Agreement.

“Future Funding Amount” shall have the meaning set forth in Exhibit XVI hereto.

“Future Funding Date” shall mean, with respect to any Purchased Asset, the date on which Buyer advances any portion of the Future Funding Amount related to such Purchased Asset in accordance with the terms and provisions of this Agreement.

“Future Funding Due Diligence Package” shall have the meaning set forth in Exhibit XVI hereto.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided that if any change in generally accepted accounting principles or in the interpretation thereof affects any financial calculation contained in any Transaction Document, (i) at Seller’s request, Seller and Buyer shall negotiate in good faith in an effort to agree to mutually acceptable amendments hereto or thereto to the effect that each relevant provision is not more or less restrictive than such provision as in effect on the Closing Date and (ii) pending the effectiveness of such amendments set forth in clause (i) above, Seller shall not be in default hereunder if, solely as a result of such change in generally accepted accounting principles or in the interpretation thereof, Seller is not in compliance with any such provision contained herein.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any such government or subdivision thereof (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Agreement” shall mean the Amended and Restated Guarantee Agreement, dated as of April 25, 2025, from Guarantor in favor of Buyer and as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Guarantor” shall mean FS Credit Real Estate Income Trust, Inc., a Maryland corporation.

“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections of principal, interest, dividends, receipts or other distributions or collections (including casualty or condemnation proceeds) and (b) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset (excluding amounts earned and paid prior to the Purchase Date).

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) calendar days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (i) Capitalized Lease Obligations of such Person; (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (k) all obligations of such Person under Financing Leases.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning set forth in Article 27 of this Agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Independent Appraiser” shall mean an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject Underlying Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years’ experience in the subject property type.

“Independent Director” shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or is not acceptable to the Rating Agencies, another nationally recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of Seller and is not, and has never been, and will not while serving as independent director or manager be:

(a)           a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of Seller or Seller’s equityholders or Affiliates (other than as an independent director or manager of an Affiliate of Seller that is not in the direct chain of ownership of Seller and that is required by a creditor to be a Single Purpose Entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(b)           a customer, creditor, supplier or service provider (including provider of professional services) to Seller or Seller’s equityholders or Affiliates (other than a nationally recognized company that routinely provides professional independent directors or managers and other corporate services to Seller or Seller’s equityholders or Affiliates in the ordinary course of business);

(c)           a family member of any such member, partner, equityholder, manager, director, officer, employee, customer, creditor, supplier or service provider; or

(d)           a Person that controls or is under common control with (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

“Initial Purchase Price Reduction” shall have the meaning set forth in Article 3(f)(ii)(A) of this Agreement.

“Investment Company Act” shall have the meaning set forth in Article 9(b)(xiv) of this Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, as of any date of determination, collectively, (i) the actual knowledge after due inquiry of any Responsible Officer or employee of Seller or Guarantor and (ii) all knowledge that is imputed to a Responsible Officer of Seller or Guarantor under any statute, rule, regulation, ordinance, or official decree or order. “Known”, “Knowingly” or other variations of Knowledge shall have meanings correlative thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“Mandatory Early Repurchase Date” shall have the meaning set forth in Article 3(f)(ii).

“Mandatory Early Repurchase Event” shall mean, one or more of the following with respect to any Purchased Asset:

(i)            a monetary “event of default” under any Purchased Asset Documents beyond any applicable grace or cure period;

(ii)           any other material non-monetary event of default beyond any applicable grace or cure periods under any Purchased Asset Documents;

(iii)          breach of any representation contained in Exhibit V hereto (other than any MTM Representation and, with respect to Type B Purchased Assets only, those in Article 9(b)(ix)(D), in each case, relating to Purchased Assets subject to other Transactions, which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets subject to other Transactions unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Buyer in its sole and absolute discretion to be materially false or misleading on a regular basis), except as disclosed in a Requested Exceptions Report and as approved by Buyer in writing;

(iv)          an Act of Insolvency has occurred with respect to the related Mortgagor, sponsor or guarantor with respect to such Purchased Asset (subject to any typical grace and cure periods for “insolvency events” contained in the Purchased Asset Documents);

(v)          Seller’s failure to repurchase any Purchased Asset on the applicable Repurchase Date;

(vi)          an Act of Insolvency has occurred with respect to any co-participant that acts as administrative agent or paying agent in respect of such Purchased Asset or any related Underlying Mortgaged Property that is pari passu in right of payment or priority with the rights of Buyer in such Purchased Asset;

(vii)         failure to deliver the related Purchased Asset File to Custodian in accordance with the Custodial Agreement (subject to any Bailee Agreement approved by Buyer in accordance with the terms and provisions of this Agreement on the related Purchase Date);

(viii)        the related Purchased Asset File or any portion thereof is subject to a continuing Delivery Failure or has been released from the possession of Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer except in accordance with the terms of the Custodial Agreement;

(ix)          such Purchased Asset no longer qualifies as an Eligible Asset, as determined by Buyer in its sole good faith discretion;

(x)           such Purchased Asset fails to qualify for “safe harbor” treatment as described in Article 23;

(xi)          any amendment, waiver or other modification to any participation agreement relating to any Non-Controlling Participation Interest that is done without Buyer’s consent (other than any amendment, waiver or other modification that is effected in connection with the severing of a future funding participation that has funded), that in Buyer’s good faith judgment could impair the Market Value or Buyer’s rights with respect to such Non-Controlling Participation Interest;

(xii)         in the case of a Type B Purchased Asset, any breach of the Recovery Plan with respect to such Type B Purchased Asset; or

(xiii)        in the case of a Type B Purchased Asset, Seller has consummated a REO Conversion but Seller has failed to comply with the terms and conditions of Article 31 hereof. With respect to any Participation Interest, in addition to the foregoing, a Mandatory Early Repurchase Event shall be deemed to have occurred to the extent a Mandatory Early Repurchase Event shall have occurred with respect to the related Underlying Mortgage Loan as described in this definition.

“Mandatory Early Repurchase Period” has the meaning set forth in Article 3(f)(ii).

“Margin Deficit” shall mean an amount determined by Buyer in its sole good faith discretion, as follows:

(i)            with respect to any Margin Deficit Event described in clause (i) or (ii) of the definition of “Margin Deficit Event”, the Margin Deficit for the applicable Purchased Asset shall be equal to an amount which, after payment of such Margin Deficit, will result in a Buyer’s LTV for the applicable Purchased Asset equal to the initial Buyer’s LTV of such Purchased Asset set forth in the related Confirmation; and

(ii)           with respect to any Margin Deficit Event described in clause (iii) of the definition of “Margin Deficit Event”, the Margin Deficit for the applicable Purchased Asset shall be equal to an amount which, after payment of such Margin Deficit, will cause the quotient of the outstanding Purchase Price of such Purchased Asset divided by the Market Value of the related Underlying Mortgaged Property to be equal to the Advance Rate on the Purchase Date thereof.

“Margin Deficit Event” shall mean the occurrence or existence of any of the following, as determined by Buyer in its sole discretion (except as set forth below):

(i)            with respect to any Type A Purchased Asset as to which a Credit Event has occurred and is continuing, the Buyer’s LTV of such Type A Purchased Asset is equal to or greater than the Maximum Buyer’s LTV of such Type A Purchased Asset;

(ii)           with respect to any Type B Purchased Asset, the Buyer’s LTV of such Type B Purchased Asset is equal to or greater than sixty percent (60%); or

(iii)          with respect to any Type B Purchased Asset, the Market Value of such Type B Purchased Asset has decreased by fifteen percent (15%) or more from the Market Value of such Type B Purchased Asset on the Purchase Date thereof.

“Margin Deficit Notice” shall have the meaning set forth in Article 4(a).

“Market Value” shall mean, with respect to any Underlying Mortgaged Property as of any relevant date, the market value of such Underlying Mortgaged Property on such date, as determined by Buyer in its sole discretion exercised in good faith.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition, of Seller, Pledgor, and Guarantor taken as a whole, (b) the ability of Seller, Pledgor or Guarantor to perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents, or (d) the rights and remedies of Buyer under any of the Transaction Documents.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea formaldehyde insulation.

“Maximum Advance Rate” shall mean, with respect to (a) each Type A Purchased Asset, seventy-five percent (75%) of the outstanding principal balance of such Purchased Asset, provided that Buyer may elect in its sole discretion on a case by case basis to advance up to eighty percent (80%) of the outstanding principal balance of such Purchased Asset; and (b) each Type B Purchased Asset seventy percent (70%), in each case unless otherwise agreed to by Buyer in writing on a Purchased Asset by Purchased Asset basis.

“Maximum Buyer’s LTV” shall mean, with respect to each Purchased Asset, an amount equal to the lesser of (i) the sum of (a) the Buyer’s LTV for such Purchased Asset as set forth in the most recent Confirmation plus (b) seven and one-half percent (7.5%), and (ii) sixty-five percent (65%).

“Maximum Facility Amount” shall mean Six Hundred Million and No/100 Dollars ($600,000,000.00).

“Maximum Type B Purchase Price LTV” shall mean with respect to each Type B Purchased Asset, 50%.

“Monthly Reporting Package” shall mean the reporting package described on Exhibit III-A.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, charge or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in fee simple or term of years in real property and the improvements thereon, securing evidence of indebtedness.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor with respect to a Senior Mortgage Loan.

“Mortgaged Property LTV” shall mean, with respect to any Purchased Asset, the ratio of the aggregate outstanding principal balance of such Purchased Asset (which shall include such Purchased Asset and all debt senior to or pari passu with such Purchased Asset) secured, directly or indirectly, by the related Underlying Mortgaged Property, to the “as-is” Market Value of such Underlying Mortgaged Property.

“Mortgagor” shall mean with respect to a Senior Mortgage Loan, the obligor on a Mortgage Note and the grantor of the related Mortgage.

“MTM Representation” shall mean, with respect to any Purchased Asset, the representations set forth in paragraphs 6, 7, 11 -15, 18, 19, 25, 26, 30, 35, 38 and 41 of Exhibit V hereto relating to such Purchased Asset.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“New Asset” shall mean an Eligible Asset that Seller proposes to be included as a Purchased Item which Eligible Asset has not yet become a Purchased Asset.

“Non-Controlling Participation Interest” shall mean a pari passu participation interest, representing one pari passu portion of the most senior interests in a performing Senior Mortgage Loan, (a) which participation interest does not entitle the holder to control servicing and other decisions with respect to such Senior Mortgage Loan and (b) with respect to all other companion participation interests related to such participation interest, such companion participation interests shall have been assigned or pledged as collateral in connection with a collateralized loan obligation securitization (or any similar securitization) sponsored by Guarantor or any of its Affiliates.”

“OFAC” shall have the meaning specified in the definition of “Prohibited Investor”.

“Originated Asset” shall mean any Eligible Asset originated by Seller or an Affiliate of Seller.

“Other Connection Taxes” shall mean, with respect to Buyer and any Transferee, Taxes imposed as a result of a present or former connection between such Buyer or Transferee and the jurisdiction imposing such Tax (other than connections arising from such Buyer or Transferee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except for (i) any such Taxes or Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Article 14(m)), and (ii) for the avoidance of doubt, any Excluded Taxes.

“Participant Register” shall have the meaning set forth in Article 19(c) of this Agreement.

“Participants” shall have the meaning set forth in Article 19(a) of this Agreement.

“Participation Interest” shall mean (i) a senior, controlling pari passu, or junior participation interest in a performing Senior Mortgage Loan or (ii) a Non-Controlling Participation Interest.

“Permitted Encumbrances” shall mean, with respect to each Purchased Asset, (a) any lien or security interest created by this Agreement and the other Transaction Documents, (b) all liens, encumbrances and other matters disclosed in the applicable Title Policy, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) leases, equipment leases, or other similar instruments entered into in accordance with the Purchased Asset Documents, (e) mechanics’ liens, materialmen’s liens and other recorded encumbrances which are being contested in accordance with the Purchased Asset Documents, bonded over, escrowed for or insured against by the applicable Title Policy.

“Permitted Subsidiary” shall mean one or more single purpose entities that are wholly owned Subsidiaries of the Seller, acceptable to Buyer in its sole discretion, and are established exclusively for the purpose of taking title to mortgage or real estate with respect to any Purchased Asset that has been subject to a REO Conversion (provided, that such entity shall not be permitted to own any other real estate other than real estate obtained in connection with the REO Conversion of a Purchased Asset).

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant in common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee pension benefit plan (within the meaning of Section 3(2) of ERISA) established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Asset Regulations” shall mean the regulations promulgated at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Party” shall have the meaning set forth in Article 22(a) of this Agreement.

“Pledge and Security Agreement” shall mean that certain Pledge and Security Agreement, dated as of January 26, 2018, by Pledgor in favor of Buyer, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time, pledging all of Pledgor’s interest in the Capital Stock of Seller to Buyer.

“Pledgor” shall mean FS CREIT Finance Holdings LLC, a Delaware limited liability company.

“Potential Event of Default” shall mean any condition or event that, after notice or lapse of time, would constitute an Event of Default.

“Pre-Existing Asset” shall mean any Eligible Asset that is not an Originated Asset.

“Pre-Purchase Due Diligence” shall have the meaning set forth in Article 3(b) hereof.

“Pre-Purchase Legal Expenses” shall mean all of the reasonable, necessary and documented out of pocket legal fees, costs and expenses incurred by Buyer in connection with the Pre-Purchase Due Diligence associated with Buyer’s decision as to whether or not to enter into a particular Transaction.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”), (b) Executive Order 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., (d) the Bank Secrecy Act (31 U.S.C. Sections 5311 et seq.) as amended and (e) all other Requirements of Law relating to money laundering or terrorism, including without limitation, the USA Patriot Act and all regulations and executive orders promulgated with respect to money laundering or terrorism, including, without limitation, those promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury.

“Price Differential” shall mean, with respect to any Purchased Asset as of any date, the aggregate amount obtained by daily application of the applicable Pricing Rate for such Purchased Asset to the outstanding Purchase Price of such Purchased Asset on a 360-day-per-year basis for the actual number of days during each Pricing Rate Period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Purchased Asset).

“Pricing Rate” shall mean, for any Pricing Rate Period (or such other period based upon the applicable Purchased Asset) and any Transaction:

(a)            during the Availability Period, an annual rate equal to the sum of (i) the Benchmark, plus (ii) the relevant Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset; and

(b)            during the Term Out Period, an annual rate equal to the sum of (i) the Benchmark, plus (ii) the Term Out Period Additional Percentage, plus (iii) the relevant Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate, in any such case, shall be subject to adjustment and/or conversion as provided in the Transaction Documents.

“Pricing Rate Determination Date” shall mean with respect to any Transaction, (i) with respect to the first Pricing Rate Period, the related Purchase Date for such Purchased Asset and (ii) with respect to any subsequent Pricing Rate Period, the day that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding such Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Primary Servicer” shall mean Trimont LLC, KeyBank National Association, or any other primary servicer approved by, or in the case of a termination of Primary Servicer pursuant to Article 29(c), appointed by Buyer, in each case in Buyer’s sole discretion.

“Primary Servicing Agreement” shall mean the Servicing Agreement by and among Buyer, Seller and Primary Servicer dated as of the date hereof and, if any other Primary Servicer is approved by Buyer in its sole discretion, any servicing agreement with such other Primary Servicer in respect of the Purchased Assets, which agreement is approved by Buyer in its sole discretion.

“Principal Payment” shall mean, with respect to any Purchased Asset, any scheduled or unscheduled payment or prepayment of principal received in respect thereof (including net sale proceeds or casualty or condemnation proceeds to the extent that such proceeds are not required under the related Purchased Asset Documents to be reserved, escrowed, readvanced or applied for the benefit of the Mortgagor or the related Underlying Mortgaged Property).

“Prohibited Investor” shall mean (1) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (2) any Person whose name appears on any list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to and of the Rules and Regulations of OFAC that Buyer has notified Seller in writing is now included in such list, (3) any Person whose name appears on any list similar to those described in clauses (1) and (2) of this definition maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States that Buyer has notified Seller in writing is now included on such list, (4) any foreign shell bank, and (5) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.

“Purchase Agreement” shall mean any purchase agreement between Seller and any Transferor pursuant to which Seller purchased or acquired an Asset that is subsequently sold to Buyer hereunder, which Purchase Agreement shall contain general market terms.

“Purchase Date” shall mean, with respect to any Purchased Asset, the initial date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Buyer on the applicable Purchase Date, adjusted after the Purchase Date as set forth below. The Purchase Price of any Purchased Asset shall be (a) decreased by (x) any amount of Margin Deficit transferred by Seller to Buyer pursuant to Article 4(a) and applied to the Purchase Price of such Purchased Asset, (y) the portion of any Principal Payments on such Purchased Asset that are applied pursuant to Article 5 hereof to reduce such Purchase Price and (z) any other amounts paid to Buyer by Seller to reduce such Purchase Price and (b) increased by any Future Funding Advance or by any other amounts disbursed by Buyer to Seller or to the related borrower on behalf of Seller with respect to such Purchased Asset to the related borrower on behalf of Seller with respect to such Purchased Asset.

“Purchase Price Reduction” shall mean, collectively or individually as the context may require, the Initial Purchase Price Reduction, the Second Purchase Price Reduction and the Third Purchase Price Reduction.

“Purchased Asset” shall mean any Type A Purchased Asset and/or any Type B Purchased Asset, including any Purchased Asset that has been subject to an REO Conversion hereunder, as applicable. A Purchased Asset that is repurchased by Seller or, in the case of a Purchased Asset that is subject to a REO Conversion, repaid by the applicable Permitted Subsidiary, in accordance with this Agreement or the applicable REO Mortgage Loan Documents, as applicable, shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents specified in Schedule II.

“Purchased Asset File” shall mean, with respect to a Purchased Asset, the Purchased Asset Documents, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Asset Schedule” shall mean a schedule of Purchased Assets attached to each Trust Receipt and Custodial Delivery Certificate delivered in accordance with the Custodial Agreement.

“Purchased Items” shall have the meaning set forth in Article 6(a) of this Agreement.

“Quarterly Reporting Package” shall mean the reporting package described on Exhibit III-B.

“Recovery Plan” shall mean, with respect to any Type B Purchased Asset, a written recovery plan indicating Seller’s strategy to realization with respect to such Type B Purchased Asset, which shall be subject to written approval by Buyer in its sole discretion on the applicable Purchase Date and subject to updates and changes as may be approved in writing by Buyer in its sole discretion.

“Register” shall have the meaning set forth in Article 19(b) of this Agreement.

“Rejected Asset” shall mean a New Asset that Buyer has determined not to purchase pursuant to the terms of this Agreement and has so notified Seller of such determination.

“Release Letter” shall mean a letter substantially in the form of Exhibit XII hereto (or such other form as may be acceptable to Buyer).

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Date” shall mean the seventeenth (17th) calendar day of each calendar month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“REO Account” shall mean any account required under the related REO Asset Management Agreement in connection with a REO Conversion.

“REO Asset Management Agreement” shall have the meaning specified in Article 31(b)(v).

“REO Conversion” shall mean, with respect to any Purchased Asset, an event that will be deemed to occur and be continuing if the related Purchased Asset becomes a REO Property.

“REO Mortgage” shall mean a mortgage or deed of trust on a REO Property in recordable form and in form and substance acceptable to Buyer in its sole discretion, in each case executed by the applicable Permitted Subsidiary in favor of Buyer.

“REO Mortgage Loan Documents” shall mean, with respect to any Purchased Asset which is subject to a REO Conversion hereunder, mortgage loan documents which are acceptable to Buyer in its sole and absolute discretion, and which shall be:

(i)              in a form substantially similar to the related Purchased Asset Documents with respect to such Purchased Asset subject to such modifications as Buyer may require;

(ii)            sufficient to document a first priority mortgage loan between Buyer, as mortgage lender, and the applicable Permitted Subsidiary, as mortgage borrower;

(iii)           in an aggregate principal amount equal to the Repurchase Price for such Purchased Asset with a loan to value ratio which does not exceed the Maximum Type B Purchase Price LTV (after giving effect to any repayment of the Repurchase Price on the date of such REO Conversion), as determined by Buyer in its sole discretion;

(iv)           secured by the related Mortgaged Property with respect to such Purchased Asset;

(v)            with interest payable monthly and a monthly interest rate equal to the applicable Benchmark for the applicable Pricing Rate Period such plus the related Spread (as increased pursuant to the definition thereof);

(vi)           with a maturity date on the Repurchase Date;

(vii)          cross-defaulted with this Agreement;

(viii)         subject to such guaranties in favor of Buyer from guarantors acceptable to Buyer in its sole discretion with provisions that are at least as protective as the guaranty applicable to such Purchased Asset prior to the applicable REO Conversion; and

(ix)            subject to such other terms and conditions as Buyer may require in its sole discretion.

“REO Property” shall mean a Mortgaged Property acquired directly or indirectly by or on behalf of Seller through foreclosure, acceptance of a deed-in-lieu of foreclosure or assignment-in- lieu of foreclosure or otherwise in accordance with the applicable law in connection with the default of a Mortgage Loan. For the avoidance of doubt, in the event a Mortgaged Property becomes a REO Property held by or on behalf of Seller, the related Purchased Asset shall be deemed to be outstanding for all purposes hereunder.

“REOC" shall mean a real estate operating company within the meaning of Section 2510.3-101(e) of the Plan Asset Regulations.

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of

(A)           the date set forth in the applicable Confirmation (or, if such day is not a Business Day, the immediately following Business Day);

(B)            the date of the payment in full of the unpaid principal balance of such Purchased Asset;

(C)            any Early Repurchase Date for such Transaction;

(D)           the Accelerated Repurchase Date,

(E)            subject to Article 3(f)(iii), any Mandatory Early Repurchase Date for such Transaction;

(F)            the Termination Date and

(G)           the maturity date of such Purchased Asset (as same may be extended pursuant to the Purchased Asset Documents.

“Repurchase Obligations” shall have the meaning set forth thereto in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined in each case as the sum of the (i) outstanding Purchase Price of such Purchased Asset; (ii) the accreted and unpaid Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Price Differential for the current Pricing Rate Period); (iii) any other amounts due and owing by Seller to Buyer and its Affiliates pursuant to the terms of this Agreement with respect to such Purchased Asset as of such date; and (iv) if such Repurchase Date is not a Remittance Date, any Breakage Costs payable in connection with such repurchase other than with respect to the determination of a Margin Deficit.

“Requested Exceptions Report” shall have the meaning set forth thereto in Article 3(c)(vii).

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Reserve Requirement” shall mean, with respect to any Pricing Rate Period, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect during such Pricing Rate Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Responsible Officer” shall mean any executive officer of Seller or Guarantor, as the context may require.

“Revocable Option” shall have the meaning set forth in Article 7(d).

“Sanctions” shall have the meaning set forth in Article 9(b)(xxvi).

“SEC” shall have the meaning set forth in Article 24(a) of this Agreement.

“Second Purchase Price Reduction Period” shall have the meaning set forth in Article 3(f)(iii)(B) of this Agreement.

“Seller” shall mean the entity identified as “Seller” in the Recitals hereto and such other sellers as may be approved by Buyer in its sole discretion from time to time.

“Senior Mortgage Loans” shall mean whole, performing senior commercial or multifamily floating rate mortgage loans secured by first liens on office, retail, industrial, hospitality, multi-family or other commercial properties.

“Servicing Agreement” shall have the meaning set forth in Article 29(b).

“Servicing Records” shall have the meaning set forth in Article 29(b).

“Servicing Rights” shall mean contractual, possessory or other rights of any Person to administer, service or subservice any Purchased Assets (or to possess any Servicing Records relating thereto), including: (i) the rights to service the Purchased Assets; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Assets; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Servicing Side Letter” shall mean any servicing side letter agreement dated on or after the date hereof by and among Buyer, Seller and Primary Servicer as each may be amended, restated or otherwise modified from time to time.

“Servicing Tape” shall have the meaning specified in Exhibit III-B hereto.

“Significant Modification” shall mean (a) any extension, material amendment, waiver, termination, rescission, cancellation, release, subordination or other modification to the material terms of, or any collateral, guaranty or indemnity for, any Purchased Asset or Purchased Asset Document (including, without limitation, any provision related to the amount or timing of any scheduled payment of interest or principal, the validity, perfection or priority of any security interest, or the release of any collateral or obligor), (b) any sale, transfer, disposition or any similar action with respect to any collateral for any Purchased Asset (except to the extent required under the Purchased Asset Documents) or (c) the foreclosure or exercise of any material right or remedy by the holder of any Purchased Asset or Purchased Asset Document.

“SIPA” shall have the meaning set forth in Article 24(a) of this Agreement.

“Single Purpose Entity” shall mean any corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Article 12 of this Agreement.

“Stated Termination Date” shall mean April 25, 2028 (or if such day is not a Business Day, the next succeeding Business Day), as such date may be extended pursuant to Article 3(k)(i).

“Stated Termination Date Extension Conditions” shall have the meaning set forth in Article 3(k)(i).

“Sub-Advisor” shall mean Rialto Capital Management, LLC.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Table Funded Purchased Asset” shall mean a Purchased Asset which is sold to Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a Title Company or other settlement agent, in each case, approved by Buyer, for disbursement in connection with such origination or acquisition. A Purchased Asset shall cease to be a Table Funded Purchased Asset after Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Purchased Asset File therefor.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Out Period” shall mean an extension period commencing on the earlier to occur of the first day after (a) the Stated Termination Date and (b) the end of the Extension Period (as applicable) and ending on the earlier to occur of (i) the date which is the Repurchase Date of the last remaining Purchased Asset subject to a Transaction and (ii) the date on which the payment in full of the outstanding Purchase Price of the last remaining Purchased Asset then subject to a Transaction occurs.

“Term Out Period Additional Percentage” shall have the meaning set forth in the Fee Letter.

“Term Out Period Release Amount” shall have the meaning set forth in the Fee Letter.

“Term SOFR” shall mean, for each Pricing Rate Period, the forward-looking term rate for a one-month period that is based on the secured overnight financing rate of the Federal Reserve Bank of New York (or its successor), as published by the Term SOFR Administrator on the applicable Pricing Rate Determination Date; provided, that if, as of 5:00 p.m. (New York City time) on any Pricing Rate Determination Date, such rate has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be determined as of the first preceding U.S. Government Securities Business Day for which such rate was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Pricing Rate Determination Date and if such Term SOFR for a one-month period was last published by the Term SOFR Administrator more than three U.S. Government Securities Business Days prior to such Pricing Rate Determination Date then a Benchmark Interim Unavailability Period with respect to Term SOFR will be deemed to have occurred. Notwithstanding the foregoing, in no event will Term SOFR be deemed to be less than the Benchmark Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR as determined by Buyer in its reasonable discretion).

“Termination Date” shall mean the day that is the earlier of (a) the later of (i) the Stated Termination Date, as such date may be extended pursuant to Article 3(k)(i) and (ii) if the Term Out Period is exercised pursuant to and in accordance with Article 3(k)(iii) hereof, the last day of such Term Out Period; and (b) any Accelerated Repurchase Date; provided, that, in no event shall the Termination Date be later than the seventh (7th) anniversary of the Closing Date (or if such date is not a Business Day, the next succeeding Business Day).

“Title Company” shall mean a nationally-recognized title insurance company reasonably acceptable to Buyer.

“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Company and irrevocably obligating the Title Company to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Company or its authorized agent) as adopted in the applicable jurisdiction.

“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Schedules, Exhibits and Annexes to this Agreement, the Guarantee Agreement, the Custodial Agreement, each Servicing Agreement, each Servicing Side Letter, the Depository Agreement, the Pledge and Security Agreement, the Fee Letter, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, each of the foregoing as may be amended, restated, supplemented or modified from time-to-time.

“Transferee” shall have the meaning set forth in Article 19(a) hereof.

“Transferor” shall mean the seller of an Asset under a Purchase Agreement that is not an Affiliate of Seller.

“Trust Receipt” shall mean a trust receipt issued by Custodian, or, in the case of a Table Funded Purchased Asset, Bailee, to Buyer substantially in the form required under the Custodial Agreement or the Bailee Agreement.

“Type A Concentration Limit” shall mean, the following amounts or maximum percentage concentration limits based, where applicable, in each case, as of any date of determination, on the aggregate Purchase Price or individual Purchase Price for the applicable Purchased Asset(s), as the case may be, as a proportion of the Maximum Facility Amount:

(i)            as of any date of determination, for (a) the aggregate of all Purchased Assets for which the Underlying Mortgaged Property consists of hospitality and retail properties, sixty percent (60%), (b) all Purchased Assets for which the Underlying Mortgaged Property consists of hospitality properties, fifty percent (50%), and (c) for Purchased Assets for which the Underlying Mortgaged Property consists of retail properties, fifty percent (50%);

(ii)           as of any date of determination, except with respect to Purchased Assets for which the Underlying Mortgaged Property consists of hospitality properties or retail properties, for all Purchased Assets for which the Underlying Mortgaged Property consists of a single property type (mixed-use, office, industrial, or warehouse properties), seventy percent (70%);

(iii)          for any single Purchased Asset during the first twelve (12) months of the Availability Period, a Purchase Price not less than $5,000,000.00 or greater than the product of (x) fifty percent (50%) multiplied by (y) the Maximum Facility Amount; and

(iv)          for any single Purchased Asset after the first twelve (12) months of the Availability Period, a Purchase Price not less than $10,000,000.00 or greater than the product of (x) fifty percent (50%) multiplied by (y) the Maximum Facility Amount.

“Type A Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Buyer in such Transaction and designated by Buyer as “Type A” in the related Confirmation and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller) designated by Buyer as “Type A” in the related Confirmation.

“Type B Concentration Limit” shall mean the lesser of (i) One Hundred Million Dollars and NO/100 ($100,000,000.00) or (ii) fifty percent (50%) of the total aggregate outstanding Purchase Prices of all Purchased Assets.

“Type B Concentration Limit Breach” shall occur, at any time, that the aggregate outstanding Purchase Prices of all Type B Purchased Assets exceeds the Type B Concentration Limit.

“Type B Concentration Limit Breach Cure Period” shall mean the ninety (90) day period commencing on the date that a Type B Concentration Limit Breach occurs.

“Type B Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Buyer in such Transaction and designated by Buyer as “Type B” in the related Confirmation and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller) designated by Buyer as “Type B” in the related Confirmation.

“UCC” shall have the meaning set forth in Article 6(c) of this Agreement.

“Unadjusted Benchmark Replacement” shall have the meaning set forth in the definition of “Benchmark Replacement”.

“Underlying Mortgaged Property” shall mean the real property securing the related Purchased Asset.

“Underwriting Guidelines” shall mean the underwriting guidelines attached as Exhibit XVI hereto.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all information known by Seller that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)), to a reasonable institutional mortgage buyer in determining whether to originate or acquire the Purchased Asset in question.

“Underwritten Net Operating Income” shall mean, on any date with respect to any one or more Purchased Assets, the underwritten net operating income from the Underlying Mortgaged Property or Underlying Mortgaged Properties securing such Purchased Asset or Purchased Assets as of such date, as determined by Buyer in its sole discretion.

“USA Patriot Act” shall have the meaning ascribed to such term in the definition of “Prescribed Laws”.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is (x) a “United States person” as defined in Section 7701(a)(30) of the Code or (y) disregarded for U.S. federal income tax purposes as separate from a Person described in clause (x).

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Article 14(k)(B)(3) of this Agreement.

“VCOC” shall mean a “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulations.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

Article 3.
INITIATION; CONFIRMATION; TERMINATION; FEES

(a)            Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer has received from Seller all of the following documents, each of which shall be satisfactory in form and substance to Buyer or expressly waived by Buyer:

(i)            Transaction Documents. The Transaction Documents duly executed by the parties thereto (including all exhibits thereto).

(ii)           Power of Attorney. The power of attorney, duly executed by Seller, substantially in the form set forth on Exhibit IV hereto.

(iii)          Consents. Any and all consents and waivers of Seller applicable to Seller or to the Purchased Assets;

(iv)          Security Interest. UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit X hereto, each naming Seller or Pledgor as applicable as “Debtor” and Buyer as “Secured Party” and adequately describing as “Collateral”, with respect to Seller, as “all assets of Seller, whether now owned or existing or hereafter acquired or arising” and, with respect to Pledgor, all of the items set forth in the definition of Collateral in the Pledge and Security Agreement, together with any other documents necessary or requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document.

(v)           Intentionally Omitted.

(vi)          Intentionally Omitted.

(vii)        Opinions of Counsel. Opinions of outside counsel to Seller reasonably acceptable to Buyer (including, but not limited to, those relating to enforceability, bankruptcy safe harbor, corporate matters, applicability of the Investment Company Act of 1940 to Seller Pledgor, or Guarantor, and security interests).

(viii)       Organizational Documents. Good standing certificates and certified copies of the certificate of incorporation, memorandum and articles of association, charters and by-laws (or equivalent documents) of Seller, Pledgor and Guarantor and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary).

(ix)          Fees and Expenses. Buyer shall have received payment from Seller of an amount equal to the amount of actual costs and expenses, including, without limitation, the reasonable fees and expenses of external counsel to Buyer, incurred by Buyer in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith, in each case, due and invoiced three (3) Business Days prior to the Closing Date.

(x)           Other Documents. Such other documents, documentation and legal opinions as Buyer may reasonably require.

(b)            Due Diligence Review. Buyer shall have the right to review, as described in Exhibit VI hereto, the Eligible Assets Seller proposes to sell to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets as Buyer determines (“Pre-Purchase Due Diligence”). Buyer shall be entitled to make a determination, in the exercise of its sole discretion, that, in the case of a Transaction, it shall or shall not purchase any or all of the assets proposed to be sold to Buyer by Seller. Buyer shall inform Seller of its approval of the deliverables required in accordance with Exhibit VI attached hereto. Not less than ten (10) Business Days prior to the requested Purchase Date for the Transaction, Buyer shall approve an Eligible Asset in accordance with Exhibit VI hereto, which approval shall be revocable in Buyer’s sole discretion prior to Buyer’s execution and delivery of the Confirmation on the Purchase Date. On the Purchase Date for the Transaction, which shall occur upon Buyer’s and Seller’s execution of a Confirmation with respect to an Eligible Asset, the Eligible Assets shall be transferred to Buyer against the transfer of the Purchase Price to an account of Seller. Upon the approval by Buyer of a particular proposed Transaction, Buyer shall deliver to Seller a signed copy of the related Confirmation described in clause 3(c)(v) below, on or before the scheduled Purchase Date of the underlying proposed Transaction, which shall serve as evidence that all conditions relating to the Proposed Transactions (as set forth in Article 3(a) or 3(c) or Exhibit VI, or elsewhere, as applicable) have been satisfied or waived by Buyer.

(c)            Conditions Precedent to all Transactions. Buyer’s agreement to enter into each Transaction (including the initial Transaction) shall be determined in Buyer’s sole discretion and is otherwise subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i)            Seller shall give Buyer no less than two (2) Business Days’ prior written notice of each Transaction (including the initial Transaction), which notice shall describe the terms of the Transaction and the Purchased Assets;

(ii)           The sum of (x) the unpaid Purchase Price for all prior outstanding Transactions and (y) the requested Purchase Price for the pending Transaction, in each case, shall not exceed the Maximum Facility Amount;

(iii)          No Margin Deficit shall exist, and no Potential Event of Default or Event of Default has occurred and is continuing under this Agreement or any other Transaction Document (unless the Transaction would cure any of the foregoing);

(iv)          No Material Adverse Effect shall exist;

(v)           Seller shall have executed a Confirmation for such proposed Transaction;

(vi)          Buyer shall have (i) determined, in its sole discretion, that the Asset proposed to be sold to Buyer by Seller in such Transaction is an Eligible Asset, (ii) satisfactorily completed its “Know Your Customer” and OFAC diligence (as to the related Mortgagor, guarantor and all other related parties, as determined by Buyer), (iii) determined conformity to the terms of the Transaction Documents and Buyer’s internal credit and underwriting criteria, and (iv) obtained internal credit approval, to be granted or denied in Buyer’s sole discretion, for the inclusion of such Eligible Asset as a Purchased Asset in a Transaction, without regard for any prior credit decisions by Buyer or any Affiliate of Buyer, and with the understanding that Buyer shall have the absolute right to change any or all of its internal underwriting criteria at any time, without notice of any kind to Seller;

(vii)         Seller shall have delivered to Buyer a list of all exceptions to the representations and warranties relating to the Eligible Asset and any other eligibility criteria for such Eligible Asset (the “Requested Exceptions Report”);

(viii)        Guarantor shall have delivered to Buyer a Covenant Compliance Certificate with respect to Guarantor’s most recently ended fiscal quarter for which a Covenant Compliance Certificate is required to be delivered hereunder, provided that to the extent Guarantor has previously delivered to Buyer a Covenant Compliance Certificate for the most recently ended fiscal quarter, Seller or Guarantor need not provide an additional Covenant Compliance Certificate for such fiscal quarter in connection with the proposed Transaction;

(ix)           both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in each of Exhibit V and Article 9 (other than any MTM Representation and, with respect to Type B Purchased Assets only, those contained in Article 9(b)(ix)(D), in each case, relating to Purchased Assets subject to other Transactions, which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets subject to other Transactions unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Buyer in its sole and absolute discretion to be materially false or misleading on a regular basis) shall be true and correct on and as of such Purchase Date in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), subject to such exceptions specified in any Requested Exceptions Report that has been approved by Buyer;

(x)            subject to Buyer’s right to perform one or more due diligence reviews pursuant to Article 28, Buyer shall have completed its due diligence review of the Purchased Asset File, and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Purchased Asset as Buyer in its sole discretion deems appropriate to review, including, without limitation, all external legal due diligence and any due diligence relating to lending licensing requirements which may impact Buyer, and such review shall be satisfactory to Buyer in its sole discretion and Buyer has consented in writing to the Eligible Asset becoming a Purchased Asset;

(xi)           with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is not primarily serviced by the Primary Servicer, Seller shall have provided to Buyer a copy of the related Servicing Agreement, certified as a true, correct and complete copy of the original, fully executed by Seller and the servicer named in the related Servicing Agreement;

(xii)         Seller shall have delivered to any related Mortgagor, obligor, related servicer or lead lender a direction letter with respect to the Depository Account unless such Mortgagor, obligor, related servicer or lead lender is already remitting payments to Servicer, in which case Seller shall direct Servicer to remit all such amounts into the Depository Account and to service such payments in accordance with the provisions of this Agreement;

(xiii)        Seller shall have paid to Buyer all amounts that are due and payable under this Agreement at the time of such Transaction, including, without limitation, all legal fees and expenses of outside counsel and the reasonable and invoiced out-of-pocket costs and expenses actually incurred by Buyer in connection with the entering into of any Transaction hereunder, including, without limitation, costs associated with due diligence, recording or other administrative expenses necessary or incidental to the execution of any Transaction hereunder, which amounts, at Buyer’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(xiv)        Buyer shall have reasonably determined that the introduction of, or a change in, any Requirement of Law or in the interpretation or administration of any Requirement of Law including without limitation changes in any Reserve Requirements and any other increase in cost to Buyer applicable to Buyer has not made it unlawful or impracticable, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into the Transaction;

(xv)         Seller shall have taken such other action as Buyer shall have reasonably requested in order to transfer the Purchased Assets pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer with respect to the Purchased Assets;

(xvi)        Buyer shall have received all such other and further documents, documentation and legal opinions as Buyer in its reasonable discretion shall reasonably require;

(xvii)       Buyer shall have received (i) other than with respect to a Table Funded Purchased Asset, from Custodian on each Purchase Date an Asset Schedule and Exception Report (as defined in the Custodial Agreement) with respect to each Purchased Asset, dated the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Business Day; or (ii) a Bailee Letter from an Acceptable Attorney identifying the applicable Release Letter being held on behalf of Buyer;

(xviii)      as of the applicable Purchase Date for such Eligible Asset after giving effect to such Transaction, (i) each of the Concentration Limits is satisfied, and (ii) the aggregate outstanding Purchase Price with respect to all Purchased Assets which are the subject of a REO Conversion hereunder shall not exceed ten percent (10%) of the aggregate outstanding Purchase Price of all Purchased Assets;

(xix)         Buyer shall have received from Seller an original Release Letter covering such Eligible Asset to be sold to Buyer;

(xx)         The Advance Rate relating to such Eligible Asset shall not exceed the Maximum Advance Rate and, as of the applicable Purchase Date, the Buyer’s LTV for such Eligible Asset shall be no greater than (A) sixty percent (60%) with respect to a Type A Purchased Asset, and (B) fifty percent (50%) with respect to a Type B Purchased Asset;

(xxi)         Buyer shall have received from Seller the Draw Fee related to such Eligible Asset in accordance with the terms and provisions of the Fee Letter; and

(xxii)        in the case of a Transaction with respect to any Type B Purchased Asset, Seller shall have delivered to Buyer the related Recovery Plan which shall be attached to the related Confirmation.

(d)            Transfer of Purchased Assets; Servicing Rights. During the Availability Period, upon the satisfaction of all conditions set forth in Articles 3(a), 3(b) and 3(c), Seller shall sell, transfer, convey and assign to Buyer on a servicing released basis all of Seller’s right, title and interest in and to each Purchased Asset, together with all related Servicing Rights against the transfer of the Purchase Price to an account of Seller. With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction and shall be reset on the Pricing Rate Determination Date for each of the next succeeding Pricing Rate Periods for such Transaction. Buyer or its agent shall determine in accordance with the terms of this Agreement the Pricing Rate on each Pricing Rate Determination Date for the related Pricing Rate Period in Buyer’s sole discretion, and notify Seller of such rate for such period each such Pricing Rate Determination Date.

(e)            Confirmation. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement with respect to a particular Transaction, the Confirmation shall prevail.

(f)            Early Repurchase Date; Mandatory Repurchases.

(i)            Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”) upon satisfaction of the following conditions:

(A)            No later than two (2) Business Days prior to the proposed Early Repurchase Date, Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the proposed Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date,

(B)            on such Early Repurchase Date, Seller pays to Buyer an amount equal to the sum of (x) the Repurchase Price for the applicable Purchased Asset, plus (y) during the Term Out Period, if after such early repurchase there are three (3) or two (2) Purchased Assets remaining subject to Transactions, an amount equal to the product of 15% or 25%, respectively, multiplied by the outstanding Purchase Price for the applicable Purchased Asset which is the subject of the early repurchase to be applied in reduction of the outstanding Purchase Price of the Purchased Assets as determined by Buyer in its sole discretion, plus (z) any other amounts then due and payable under this Agreement (including, without limitation, Article 14(f) of this Agreement) with respect to such Purchased Asset against transfer to Seller or its agent of the Purchased Assets,

(C)             no Potential Event of Default, Event of Default or Margin Deficit shall be continuing or would occur or result from such early repurchase (unless such repurchase would cure any of the foregoing), and

(D)            on such Early Repurchase Date, Seller pays any Exit Fee which may be due and payable in connection with the repurchase of such Purchased Asset in accordance with the terms and conditions of the Fee Letter.

(ii)           In addition to any other rights and remedies of Buyer under any Transaction Document, but subject to Article 3(f)(iii), upon the occurrence and during the continuance of a Mandatory Early Repurchase Event, Seller shall, in accordance with the procedures set forth in Article 3(f)(i)(B)-(D), and Article 3(h), repurchase any such Purchased Asset on the date (the “Mandatory Early Repurchase Date”) that is two (2) Business Days after the earlier of Seller’s receipt of notice from Buyer or Seller’s Knowledge of the occurrence thereof.

(iii)          Notwithstanding Article 3(f)(ii), the Mandatory Early Repurchase Date for any Defaulted Purchased Asset may be extended up to ninety (90) days (the “Mandatory Early Repurchase Period”) following the occurrence of such Mandatory Early Repurchase Event (or if such day is not a Business Day, the next succeeding Business Day); provided, that any such extension shall be subject to satisfaction of the following conditions:

(A)            No later than three (3) Business Days following (i) Seller providing notice to Buyer that such Mandatory Early Repurchase Event has occurred and is continuing or (ii) Seller’s receipt of written notice from Buyer that such Mandatory Early Repurchase Event has occurred and is continuing, Seller reduces the outstanding Purchase Price of the related Purchased Asset by the amount necessary to cause a reduction in the then effective Advance Rate (i.e. the quotient of the outstanding Purchase Price of such Purchased Asset divided by the unpaid principal balance of such Purchased Asset) by ten (10) percentage points (such amount, the “Initial Purchase Price Reduction”);

(B)            within thirty (30) days following (i) Seller providing notice to Buyer that such Mandatory Early Repurchase Event has occurred and is continuing or (ii) Seller’s receipt of written notice from Buyer that such Mandatory Early Repurchase Event has occurred and is continuing, Seller reduces the outstanding Purchase Price of the related Purchased Asset by the amount necessary to cause a reduction in the then effective Advance Rate (i.e. the quotient of the outstanding Purchase Price of such Purchased Asset divided by the unpaid principal balance of such Purchased Asset) by an additional ten (10) percentage points (20% in total) (such amount, the “Second Purchase Price Reduction”); and

(C)            within sixty (60) days following (i) Seller providing notice to Buyer that such Mandatory Early Repurchase Event has occurred and is continuing or (ii) Seller’s receipt of written notice from Buyer that such Mandatory Early Repurchase Event has occurred and is continuing, Seller reduces the outstanding Purchase Price of the related Purchased Asset by the amount necessary to cause a reduction in the then effective Advance Rate (i.e. the quotient of the outstanding Purchase Price of such Purchased Asset divided by the unpaid principal balance of such Purchased Asset) by an additional ten (10) percentage points (30% in total) (such amount, the “Third Purchase Price Reduction”).

(g)            Indemnification. Seller shall indemnify Buyer and hold Buyer harmless from any actual out-of-pocket loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel, but excluding Excluded Taxes) that Buyer may sustain or incur as a consequence of (i) default by Seller in repurchasing any Purchased Asset on the proposed Early Repurchase Date, after Seller has given written notice in accordance with Article 3(f), (ii) any payment of the Repurchase Price on any day other than a Remittance Date, including Breakage Costs, (iii) a default by Seller in selling Eligible Assets after Seller has notified Buyer of a proposed Transaction and Buyer has agreed in writing to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Buyer’s enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any Lien created under any Transaction Documents, and/or (vi) Buyer entering into any of the Transaction Documents or owning any Purchased Item. A certificate as to such costs, losses, damages and expenses, setting forth the calculations therefor shall be submitted promptly by Buyer to Seller in writing and shall be prima facie evidence of the information set forth therein, absent manifest error.

(h)            Repurchase. On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller or its agent of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Buyer.

(i)             Availability Period. From and after the Stated Termination Date, Seller shall have no ability to sell any new Eligible Assets to Buyer. If Buyer and Seller have not entered into the Extension Period or the Term Out Period in accordance with the terms and conditions of Article 3(k), then (A) on the Stated Termination Date, Seller shall be obligated to repurchase all of the Purchased Assets and transfer payment of the Repurchase Price for each such Purchased Asset, together with the accrued and unpaid Price Differential and any other amounts due and payable to Buyer hereunder, against the transfer by Buyer to Seller of each such Purchased Asset, and (B) following the Stated Termination Date, Buyer shall not be obligated to transfer any Purchased Assets to Seller until payment in full to Buyer of all amounts due hereunder other than Purchased Assets which have been repaid in full which shall be released in accordance with the terms hereof.

(j)             Voluntary Reduction of Purchase Price. On any Business Day prior to the Repurchase Date, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the outstanding Purchase Price of any Purchased Asset without terminating the Transaction and without release of any Purchased Items; provided, that (i) any such reduction in outstanding Purchase Price occurring on a date other than a Remittance Date shall be required to be accompanied by payment of all unpaid accrued Price Differential as of the applicable Business Day on the amount of such reduction and (ii) Seller provides Buyer with three (3) Business Days prior notice with respect to any reduction in outstanding Purchase Price occurring on any date that is not a Remittance Date, except in connection with any reduction in Purchase Price as a result of the repayment of such Purchased Asset by the related Mortgagor, Seller shall provide at least three (3) Business Days prior notice to Buyer. In connection with any such reduction of outstanding Purchase Price pursuant to this Article 3(j), Buyer and Seller shall modify the existing Confirmation for the Transaction to set forth the new Advance Rate and outstanding Purchase Price for such Purchased Asset. Any transfer of cash made pursuant to this Article 3(j) shall be in an amount equal to or greater than $1,000,000.

(k)            Extension of Stated Termination Date; Term Out Period.

(i)            Seller shall have the option exercisable by written notice to Buyer delivered no later than thirty (30) days, but not more than ninety (90) days, prior to the Stated Termination Date, to extend the Stated Termination Date for one (1) additional two (2) year period ending on the two (2) year anniversary of the Stated Termination Date then in effect (the “Extension Period”), which shall be granted or denied in Buyer’s sole discretion and, in any case, shall be subject to satisfaction of the extension conditions listed in clause(ii) below (collectively, the “Stated Termination Date Extension Conditions”).

(ii)           For purposes of this Article 3(k), the Stated Termination Date Extension Conditions shall be deemed satisfied if:

(A)            Seller shall have delivered to Buyer written notice of its request to extend the Stated Termination Date at least thirty (30) days, but not more than ninety (90) days, prior to the Stated Termination Date then in effect;

(B)             no Material Adverse Effect, Margin Deficit, monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing as of the Stated Termination Date then in effect; and

(C)             except to the extent disclosed in a Request Exceptions Report approved by Buyer in writing on the applicable Purchase Date or on the Stated Termination Date then in effect, all representations and warranties made by Seller in the Transaction Documents (other than (1) with respect to any Purchased Asset, any MTM Representations and (2) with respect to Type B Purchased Assets only, those in Article 9(b)(ix)(D) relating to Purchased Assets subject to other Transactions which, in each case, shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets subject to other Transactions unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Buyer in its sole and absolute discretion to be materially false or misleading on a regular basis) shall be true, correct, complete and accurate in all material respects as of the Stated Termination Date then in effect, except to the extent any such representation and warranty expressly refers to a prior date, in which case, such representation and warranty shall be true and correct as of such prior date.

(iii)          Seller shall have the option exercisable by written notice to Buyer delivered no later than thirty (30) days, but not more than ninety (90) days, prior to the Stated Termination Date, to extend the Termination Date for a period not to exceed the Term Out Period, which extension shall be conditioned upon (i) no Default or Event of Default or unsatisfied Margin Deficit under this Agreement shall have occurred and be continuing and (ii) the representations and warranties made by Seller, Pledgor and Guarantor in any of the Transaction Documents (other than any MTM Representation and, with respect to Type B Purchased Assets only, those in Article 9(b)(ix)(D), in each case, relating to Purchased Assets subject to other Transactions, which shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets subject to other Transactions unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Buyer in its sole and absolute discretion to be materially false or misleading on a regular basis) shall be true, correct and accurate in all respects as of the date Seller submitted its notice to extend the Termination Date and on the date the Termination Date is extended (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in a Requested Exceptions Report prior to such date and approved by Buyer). Seller shall not be permitted to enter into any new Transactions during the Term Out Period.

(l)             Future Funding Advance. (i)  Subject to Article 4, at any time prior to the Repurchase Date, in the event a future funding is made or is to be made by Seller pursuant to the Purchased Asset Documents for a Purchased Asset, Seller may submit to Buyer a request that Buyer transfer cash to Seller in an amount not to exceed the Maximum Advance Rate multiplied by the amount of such future funding (a “Future Funding Advance”), which Future Funding Advance shall increase the outstanding Purchase Price for such Purchased Asset; provided, however, that Seller may only submit a request for a Future Funding Advance twice per calendar month. Buyer’s agreement to make any Future Funding Advance shall be in Buyer’s sole discretion and in any case is subject to the satisfaction of the following conditions precedent, both immediately prior to making such Future Funding Advance and also after giving effect to the consummation thereof:

(A)            as of the Future Funding Date, no Margin Deficit, Potential Event of Default or Event of Default has occurred and is continuing or would result from the funding of such Future Funding Advance;

(B)             the funding of the Future Funding Advance would not cause the aggregate outstanding Purchase Price for all Purchased Assets to exceed the Maximum Facility Amount;

(C)             the Future Funding Advance would not cause the Purchase Price of the applicable Purchased Asset or the aggregate Purchase Price of all applicable Purchased Assets, in either such case, to exceed the Concentration Limit;

(D)            the amount of the Future Funding Advance is no less than $1,000,000;

(E)             Seller shall have demonstrated to Buyer’s satisfaction that all conditions to the future funding under the Purchased Asset Documents have been satisfied; and

(F)             Buyer shall have satisfactorily completed all applicable credit approval requirements and any additional due diligence investigation of the related Purchased Asset, as described in Exhibit XVI, and as determined by Buyer in its sole discretion (the “Future Funding Due Diligence”).

(ii)            On the Future Funding Date, which shall occur following the final approval of the Future Funding Advance that all conditions set forth in this Article 3(l) have been satisfied or waived. Buyer shall transfer cash to Seller as provided in this Article 3(l) (and in accordance with the wire instructions provided by Seller in such request). Upon approval by Buyer of a particular Future Funding Advance pursuant to this Article 3(l), Buyer and Seller shall modify the existing Confirmation for the applicable Transaction to set forth the Future Funding Date, the new Advance Rate, outstanding Purchase Price and Buyer’s LTV for such Purchased Asset and any other modifications to the terms set forth on the existing Confirmation.

(iii)          Notwithstanding anything to the contrary herein, Buyer shall not be obligated to make any Future Funding Advance unless Seller has previously or simultaneously with Buyer’s funding of a Future Funding Advance funded or caused to be funded to the related Mortgagor (or to an escrow agent or as otherwise directed by the related Mortgagor) in respect of such Purchased Asset.

(m)           [Intentionally Omitted].

(n)            Type B Concentration Limit Breach. Upon the occurrence of a Type B Concentration Limit Breach, Seller may cure such breach by (i) repurchasing one (1) or more non-performing Type B Purchased Assets (and any such repurchase shall not be subject to a repurchase or similar fee), (ii) providing evidence (which shall be satisfactory to Buyer in its sole, good faith discretion) that one (1) or more non-performing Type B Purchased Assets are performing, and/or (iii) enter into one (1) or more Transactions with New Assets, provided, that the Applicable Spread and Advance Rate for such New Asset shall be determined by Buyer in its sole discretion.

(o)            Defaulted Asset/REO Property Limit Breach. Upon the occurrence of a Defaulted Asset/REO Property Limit Breach, Seller shall cure such breach within the Defaulted Asset/REO Property Limit Breach Cure Period by (i) repurchasing one (1) or more Defaulted Purchased Assets and/or Purchased Assets which are the subject of a REO Conversion hereunder, as applicable (and any such repurchase shall not be subject to a repurchase or similar fee), (ii) providing evidence (which shall be satisfactory to Buyer in its sole, good faith discretion) that one (1) or more Defaulted Purchased Assets and/or Purchased Assets which are the subject of a REO Conversion hereunder, as applicable are performing, and/or (iii) enter into one (1) or more Transactions with New Assets, provided, that the Applicable Spread and Advance Rate for such New Asset shall be determined by Buyer in its sole discretion.

Article 4.
MARGIN MAINTENANCE

(a)            Buyer may, at its option in its sole discretion, determine if a Margin Deficit Event has occurred and is continuing, at any time and from time to time. If a Margin Deficit Event then exists, then Buyer may by notice to Seller in the form of Exhibit VII (a “Margin Deficit Notice”) require Seller to make a cash payment in reduction of the outstanding Purchase Price for such Purchased Asset such that, after giving effect to such payment, no Margin Deficit shall exist with respect to the related Purchased Asset. Seller shall perform the obligations under this Article 4(a) by the close of the next succeeding Business Day if the Margin Deficit Notice was received by Seller prior to 3:00 p.m. New York City time, or, the second (2nd) succeeding Business Day if the Margin Notice was received by Seller after 3:00 p.m. New York City time.

(b)            The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

Article 5.
INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)            The Depository Account shall be established at the Depository and shall be subject to the Depository Agreement which shall be executed and delivered concurrently with the execution and delivery of this Agreement. Pursuant to the Depository Agreement, Buyer shall have sole dominion and control over the Depository Account. Seller shall cause all Income in respect of the Purchased Assets, as well as any interest received from the reinvestment of such Income, to be deposited into the Depository Account. In furtherance of the foregoing, Seller shall cause Primary Servicer to remit to the Depository Account all Income received in respect of the Purchased Assets within one (1) Business Day of receipt. All Income in respect of the Purchased Assets shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Depository Account.

(b)            So long as no Event of Default shall have occurred and be continuing, all Income on deposit in the Depository Account in respect of the Purchased Assets (other than Principal Payments) during each Collection Period shall be applied on the related Remittance Date pursuant to instructions from Buyer to Depository as follows:

(i)            first, (a) to the Custodian for the payment of the fees due and payable to Custodian pursuant to the Custodial Agreement, then (b) to the Depository for the payment of fees due and payable pursuant to the Depository Agreement and then (c) to the Servicer for payment of the fees due and payable and other amounts owing to Servicer pursuant to the Servicing Agreement;

(ii)          second, to Buyer, an amount equal to the Price Differential that has accrued and is outstanding as of such Remittance Date;

(iii)          third, to Buyer, an amount equal to any unpaid Margin Deficit;

(iv)          fourth, to Buyer, an amount equal to any unpaid Initial Purchase Price Reduction, Second Purchase Price Reduction or Third Purchase Price Reduction required pursuant to Article 3(f)(iii)(A), Article 3(f)(iii)(B), or Article 3(f)(iii)(C), as applicable; provided that during the Mandatory Early Repurchase Period, the amount necessary to make the applicable Purchase Price Reduction shall remain in the Collection Account until Seller has remitted the amount then due and payable in accordance with Article 3(f)(iii)(A), Article 3(f)(iii)(B), or Article 3(f)(iii)(C), as applicable, and thereafter shall be immediately released in accordance with this Article 5;

(v)            fifth, during the continuance of a Defaulted Asset/REO Property Limit Breach, to Buyer, an amount needed to cure such Defaulted Asset/REO Property Limit Breach, to be applied in reduction of the outstanding Purchase Price of all Defaulted Purchased Assets and/or Purchased Assets which are the subject of a REO Conversion, as applicable, in such amounts as Buyer may determine in its sole discretion;

(vi)          sixth, to Buyer, an amount equal to any other amounts then due and payable to Buyer or its Affiliates under any Transaction Document; and

(vii)         seventh, to Seller, the remainder, if any.

(c)            So long as no Event of Default shall have occurred and be continuing, all Principal Payments on deposit in the Depository Account in respect of the Purchased Assets shall be applied by the Depository (pursuant to instructions from Buyer to Depository) no later than the second (2nd) Business Day following the Business Day on which such funds are deposited in the Depository Account as follows:

(i)            first, (a) to the Custodian for the payment of the fees due and payable to Custodian pursuant to the Custodial Agreement, then (b) to the Depository for the payment of fees due and payable pursuant to the Depository Agreement and then (c) to the Servicer for payment of the fees due and payable and other amounts owing to Servicer pursuant to the Servicing Agreement (in each case, to the extent not paid pursuant to Article 5(b)(i));

(ii)            second, to Buyer, an amount equal to all accrued and unpaid Price Differential then due and payable (to the extent not paid pursuant to Article 5(b)(ii));

(iii)          third, to Buyer, an amount equal to any unpaid Margin Deficit (to the extent not paid pursuant to Article 5(b)(iii));

(iv)          fourth, to Buyer, an amount equal to any unpaid Initial Purchase Price Reduction, Second Purchase Price Reduction or Third Purchase Price Reduction required pursuant to Article 3(f)(iii)(A), Article 3(f)(iii)(B), or Article 3(f)(iii)(C), as applicable; provided that during the Mandatory Early Repurchase Period, the amount necessary to make the applicable Purchase Price Reduction shall remain in the Collection Account until Seller has remitted the amount then due and payable in accordance with Article 3(f)(iii)(A), Article 3(f)(iii)(B), or Article 3(f)(iii)(C), as applicable, and thereafter shall be immediately released in accordance with this Article 5;

(v)           fifth, other than during the Term Out Period (if applicable), to Buyer to be applied in reduction of the Purchase Price of such Purchased Asset, an amount equal to the product of (x) the amount of such Principal Payment multiplied by (y) the related Advance Rate for such Purchased Asset;

(vi)          sixth, during the Term Out Period (if applicable), to Buyer to be applied in reduction of the Repurchase Price of the Purchased Assets as determined by Buyer in its sole discretion (after consultation with Seller), an amount equal to the Term Out Period Release Amount until the Repurchase Price of all Purchased Assets is reduced to zero (0);

(vii)         seventh, during the continuance of a Defaulted Asset/REO Property Limit Breach, to Buyer, an amount needed to cure such Defaulted Asset/REO Property Limit Breach, to be applied in reduction of the Purchase Price of all Defaulted Purchased Assets and/or Purchased Assets which are the subject of a REO Conversion, as applicable, in such amounts as Buyer may determine in its sole discretion;

(viii)        eighth, to Buyer, an amount equal to any other amounts then due and payable to Buyer or its Affiliates under any Transaction Document (to the extent not paid pursuant to Article 5(f); and

(ix)          ninth, the surplus, if any, to Seller.

(d)            If an Event of Default shall have occurred and be continuing, all Income (including, without limitation, any Principal Payments or any other amounts received, without regard to their source) on deposit in the Depository Account in respect of the Purchased Assets shall be applied as determined in Buyer’s sole discretion pursuant to Article 13(b)(iii).

(e)            If the amounts remitted to Buyer as provided in Articles 5(b), 5(c), 5(d) and 5(e) are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Transaction Document, whether due to the occurrence of an Event of Default or otherwise, Seller shall remain liable to Buyer for payment of all such amounts when due.

Article 6.
SECURITY INTEREST

(a)            Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Buyer hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents, and to secure the obligation of Seller or its designee to service the Purchased Assets in conformity with Article 29 and any other obligation of Seller to Buyer (collectively, the “Repurchase Obligations”). Seller hereby acknowledges and agrees that each Purchased Asset serves as collateral for the Buyer under this Agreement and that Buyer has the right, upon the occurrence and continuance of an Event of Default, to realize on any or all of the Purchased Assets in order to satisfy the Seller’s obligations hereunder. Seller agrees to update internal registers, books and records (including, without limitation, to mark its computer records and tapes) to reflect and evidence the interests granted to Buyer hereunder. All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Purchased Items”:

(i)            the Purchased Assets and all “securities accounts” (as defined in Article 8-501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii)           any cash or cash equivalents delivered to Buyer in accordance with Articles 4(a).

(iii)          the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, all servicing fees relating to the Purchased Assets, insurance policies relating to the Purchased Assets, and collection and escrow accounts and letters of credit relating to the Purchased Assets;

(iv)          all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing;

(v)           any other items, amounts, rights or properties transferred or pledged by Seller to Buyer under any of the Transaction Documents; and

(vi)          all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)            Intentionally Omitted.

(c)            The security interest of Buyer in the Purchased Items shall terminate (i) upon termination of Seller’s obligations under this Agreement and the documents delivered in connection herewith and therewith and the other Transaction Documents including, for the avoidance of doubt, Seller repurchasing each Purchased Asset and (ii) in connection with any Purchased Items related to a Purchased Asset being repurchased by Seller in accordance with the terms and conditions hereof, upon receipt by Buyer of the full Repurchase Price therefor. For the avoidance of doubt, Buyer’s security interest in the Purchased Items shall not terminate upon Buyer’s determination of the market value of any Purchased Asset to be zero. Upon such termination, Buyer shall deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and shall promptly return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Purchased Items. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). Seller hereby authorizes Buyer to file a UCC financing statement naming Seller as debtor and Buyer as secured party and describing the collateral covered thereby as “all assets now owned or hereafter acquired.”

(d)            Seller hereby pledges to Buyer as security for the performance by Seller of the Repurchase Obligations and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Deposit Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, the Deposit Account. Upon termination of this Agreement and the other Transaction Documents, Buyer agrees to notify Depository of the same and agrees to execute such documents as reasonably necessary to terminate the Depository Agreement.

Article 7.
PAYMENT, TRANSFER AND CUSTODY

(a)            On the Purchase Date for each Transaction, (i) ownership of the Purchased Asset shall be transferred to Buyer or its designee (including any Custodian) against the simultaneous transfer of the Purchase Price in immediately available funds to an account of Seller or an Acceptable Attorney pursuant to an escrow letter or other undertaking approved by Buyer, in its sole discretion specified in the Confirmation relating to such Transaction and (ii) Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing-released basis all of Seller’s right, title and interest in and to such Purchased Asset, together with all related Servicing Rights. Subject to this Agreement, Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but may not substitute other Eligible Assets for Purchased Assets.

(b)            Seller shall:

(i)            with respect to each Purchased Asset that is not a Table Funded Purchased Asset, (A) not later than 1:00 p.m. (New York time) on the Business Day prior to the related Purchase Date, deliver and release to Custodian (with a copy to Buyer), the Purchased Asset Documents together with any other documentation in respect of such Purchased Asset requested by Buyer, in Buyer’s sole discretion, and (B) on the Purchase Date, cause Custodian to deliver a Trust Receipt confirming receipt of such Purchased Asset Documents; and

(ii)           with respect to each Table Funded Purchased Asset, (A) not later than 1:00 p.m. (New York time) on the Purchase Date, deliver or cause Bailee to deliver to Buyer, by electronic transmission, a true and complete copy of the related Mortgage Note with assignment in blank, loan agreement, Mortgage, Title Policy and executed Bailee Agreement, (B) not later than 1:00 p.m. (New York time) on the third (3rd) Business Day following the Purchase Date, deliver or Bailee to deliver and release to Custodian (with a copy to Buyer), the Purchased Asset Documents and any other documentation in respect of such Purchased Asset requested by Buyer, in its sole discretion, and (C) not later than two (2) Business Days following receipt of such Purchased Asset Documents by Custodian, cause Custodian to deliver a Trust Receipt confirming such receipt;

provided that if Seller cannot deliver, or cause to be delivered, any of the original Purchased Asset Documents required to be delivered as originals (excluding the Mortgage Note and the Assignment of Mortgage, originals of which must be delivered at the time required under the provisions above), Seller shall deliver a photocopy thereof and an officer’s certificate of Seller certifying that such copy represents a true and correct copy of the original and shall use its best efforts to obtain and deliver such original document within ninety (90) days after the related Purchase Date (or such longer period after the related Purchase Date to which Buyer may consent in its sole discretion, so long as Seller is, as certified in writing to Buyer not less frequently than monthly, using its best efforts to obtain the original). After the expiration of such best efforts period, Seller shall deliver to Buyer a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document, and thereafter Seller shall have no further obligation to deliver the related original document.

(c)            From time to time, Seller shall forward to Buyer and to the Custodian additional copies of, originals of, documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents in accordance with the Custodial Agreement. With respect to all of the Purchased Assets delivered by Seller to Buyer, its designee (including the Custodian), or the Acceptable Attorney, as the case may be, Seller shall have executed and delivered to Buyer the omnibus power of attorney substantially in the form of Exhibit IV attached hereto irrevocably appointing Buyer its attorney in fact with full power, if an Event of Default has occurred and is continuing, to (i) complete the endorsements of the Purchased Assets, including without limitation the Mortgage Notes, Assignments of Mortgages, and any transfer documents related thereto, (ii) record the Assignments of Mortgages, (iii) prepare and file and record each assignment of mortgage, (iv) take any action (including exercising voting and/or consent rights) with respect to intercreditor agreements, co-lender agreements or participation agreements, (v) complete the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other UCC forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets, (vi) enforce Seller’s rights under the Purchased Assets purchased by Buyer pursuant to this Agreement, and (vii) take such other steps as may be necessary or desirable to enforce Buyer’s rights against, under or with respect to such Purchased Assets and the related Purchased Asset Files and the Servicing Records. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian, and the Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law or set forth in the Custodial Agreement.

(d)            Buyer hereby grants to Seller a revocable option to direct Buyer with respect to the exercise of all voting and corporate rights with respect to the Purchased Assets (each, a “Revocable Option”) and to vote, take corporate actions and exercise any rights in connection with the Purchased Assets, so long as no monetary Potential Event of Default or Event of Default has occurred and is continuing. Such Revocable Option is not evidence of any ownership or other interest or right of Seller in any Purchased Asset. Upon the occurrence and during the continuation of a monetary Potential Event of Default or an Event of Default or with respect to the exercise of any voting or corporate rights with respect to the Purchased Assets that could materially impair the market value of the Purchased Assets, and in each case subject to the provisions of the Purchased Asset Documents, the Revocable Option discussed above shall automatically terminate and thereafter Buyer shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions (including, but not limited to, if an Act of Insolvency shall occur with respect to Seller, to the extent Seller controls or is entitled to control selection of any servicer, Buyer may transfer any or all of such servicing to an entity satisfactory to Buyer).

Article 8.
SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)            Title to all Purchased Items shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Items, subject, however, to the terms of the Transaction Documents. Subject to the provisions of Article 19, nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating the Purchased Items, and provided that no such transaction shall relieve Buyer of its obligations to transfer the Purchased Items to Seller pursuant to Article 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Article 5 hereof, or of Buyer’s obligations pursuant to Article 19 (or Article 23(g)) hereof.

(b)            Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or an Affiliate of Seller.

Article 9.
REPRESENTATIONS AND WARRANTIES

(a)            Each of Buyer and Seller represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal (or, if agreed in writing, in the form of an annex hereto or otherwise, in advance of any Transaction by the other party hereto, as agent for a disclosed principal), (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected. On the Purchase Date for any Transaction for the purchase of any Purchased Assets by Buyer from Seller and any Transaction hereunder that at all times while this Agreement and any Transaction thereunder is in effect, Buyer and Seller shall each be deemed to repeat all the foregoing representations made by it.

(b)            In addition to the representations and warranties in Article 9(a) above, Seller represents and warrants to Buyer as of the date of this Agreement and will be deemed to represent and warrant to Buyer as of the Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and any Transaction thereunder that at all times while this Agreement and any Transaction thereunder is in effect, unless otherwise stated herein:

(i)            Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)           Due Execution; Enforceability. The Transaction Documents have been or will be duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)          Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv)          Non-Contravention; Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (A) conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Seller, (B) violate or conflict with any contractual provisions of, or cause a default or event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound to which Seller is now a party, (C) result in the creation or imposition of any Lien or any other encumbrance of any of the assets of Seller, other than pursuant to the Transaction Documents, (D) conflict with any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (E) conflict any applicable Requirement of Law to the extent that such conflict or breach would have a Material Adverse Effect upon Seller’s ability to perform its obligations hereunder.

(v)           Litigation; Requirements of Law. There is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against Seller, Pledgor or Guarantor or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or, to Seller’s Knowledge, threatened against Seller, Pledgor or Guarantor that (A) may, individually or in the aggregate, result in any Material Adverse Effect, (B) may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents or (C) requires filing with the SEC in accordance with the 1934 Act or any rules thereunder. Seller is in compliance in all material respects with all Requirements of Law applicable to Seller. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(vi)          No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii)         No Material Adverse Effect; No Potential Events of Default. To Seller’s Knowledge, there are no post-Transaction facts or circumstances that have a Material Adverse Effect on any Purchased Asset that Seller has not notified Buyer of in writing. No Potential Event of Default or Event of Default exists under or with respect to the Transaction Documents; provided that this representation shall be deemed not made with respect to any Transaction which cures the foregoing.

(viii)        Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement.

(ix)          Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A)            As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, and any impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), in each case except for Liens to be released simultaneously with the sale to Buyer hereunder.

(B)            The provisions of this Agreement and the related Confirmation are effective to either (1) constitute a sale of Purchased Items to Buyer or (2) in the event the related Transaction is recharacterized as a secured financing of the Purchased Assets, to create in favor of Buyer a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Purchased Items, and in such event, Buyer shall have a valid, perfected first priority security interest in the Purchased Items (and without limitation on the foregoing, Buyer, as entitlement holder, shall have a “security entitlement” to the Purchased Items).

(C)            Upon receipt by the Custodian of each Mortgage Note endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by Buyer of such Mortgage Note or Buyer shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

(D)            Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit V (other than, (1) with respect to any Purchased Asset, any MTM Representation and (2) with respect to Type B Purchased Assets only, all such representations and warranties set forth in Exhibit V, which, in each case, shall be considered solely for the purpose of determining the Market Value and eligibility of the Purchased Assets unless (i) Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Buyer in its sole and absolute discretion to be materially false or misleading on a regular basis) are true, complete and correct, except to the extent disclosed in a Requested Exceptions Report.

(E)            Upon the filing of financing statements on Form UCC-1 naming Buyer as “Secured Party”, Seller as “Debtor” and describing the Purchased Items, in the jurisdiction and recording office listed on Exhibit X attached hereto, the security interests granted hereunder in that portion of the Purchased Items which can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Purchased Items.

(F)            Upon execution and delivery of the Depository Agreement, Buyer shall have a valid and fully perfected first priority security interest in, the Depository Account and all amounts at any time on deposit therein.

(G)            Upon execution and delivery of the Depository Agreement, Buyer shall have a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the Uniform Commercial Code) comprising Purchased Items or any after-acquired property related to such Purchased Items.

(H)            With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, and (e) the representations and warranties made by such Transferor to Seller or such Affiliate in such Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Seller to Buyer on each date as of which they speak in such Purchase Agreement. Seller or such Affiliate of Seller has been granted a security interest in each such Purchased Asset, filed one or more UCC financing statements against the Transferor to perfect such security interest, and assigned such financing statements in blank and delivered such assignments to Buyer or Custodian.

(I)              Seller has complied with all material requirements of the Custodial Agreement with respect to each Purchased Asset, including delivery to Custodian of all required Purchased Asset Documents. Except to the extent disclosed in a Requested Exceptions Report, Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to the Custodian.

(J)             The Purchased Assets constitute the following, as applicable, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement. Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.

(x)           Adequate Capitalization; No Fraudulent Transfer. Seller has, as of each Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. As of the Purchase Date, Seller is not insolvent within the meaning of Section 101(32) of the Bankruptcy Code or any successor provision thereof, is generally able to pay, and as of the date hereof is paying, its debts as they become due, and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (A) will not cause the liabilities of Seller to exceed the assets of Seller, (B) will not result in Seller having unreasonably small capital, and (C) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment on behalf of creditors or taken advantage of any debtors relief laws. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xi)           Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration by Seller with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of any Transaction Document to which Seller is or will be a party, (B) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (C) the consummation of the transactions contemplated by this Agreement (other than consents, approvals and filings that have been obtained or made as applicable, and the filing of certain financing statements in respect of certain security interests).

(xii)         Organizational Documents. Seller has delivered to Buyer certified copies of its organization documents, together with all amendments thereto, if any.

(xiii)         No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets (except agreements to issue, sell or distribute any such Purchased Asset made in contemplation of such Purchased Asset(s) first being repurchased in accordance with the terms hereof), and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, except as contemplated by the Transaction Documents.

(xiv)        Federal Regulations. None of Seller, Pledgor or Guarantor is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(xv)         Taxes. Seller and each Affiliate of Seller have timely filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all Taxes (whether or not shown on a return), which have become due, except for Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. Seller and each Affiliate of Seller have satisfied all of their withholding tax obligations. No tax Liens have been filed against any assets of Seller or any Affiliate of Seller and no claims are currently being asserted in writing against Seller or any Affiliate of Seller with respect to Taxes (except for liens and with respect to Taxes not yet due and payable or liens or claims with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP).

(xvi)        Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xvii)       Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xviii)      Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under or context in which they were made when considered in the totality of the relevant circumstances.

(xix)         Financial Information. All financial data concerning Seller and the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects. All financial data concerning Seller has been prepared in accordance with GAAP (other than models or projections). Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or, to Seller’s Knowledge the Purchased Assets, or in the results of operations of Seller, which change is reasonably likely to have a Material Adverse Effect.

(xx)          Intentionally Omitted.

(xxi)         Servicing Agreements. Seller has delivered to Buyer copies of all Servicing Agreements pertaining to the Purchased Assets and to the Knowledge of Seller, as of the date of this Agreement and as of the Purchase Date for the purchase of any Purchased Assets subject to a Servicing Agreement, each such Servicing Agreement is in full force and effect in accordance with its terms and no default or event of default exists thereunder.

(xxii)        No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxiii)       Patriot Act.

(a)            Seller is in compliance with the (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, (B) the USA Patriot Act, and (C) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery laws and regulations. No part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)            Seller agrees that, from time to time upon the prior written request of Buyer, it shall (A) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act) and to fully effectuate the purposes of this Agreement and (B) provide such opinions of counsel concerning matters relating to this Agreement as Buyer may reasonably request; provided, however, that nothing in this Article 9(b)(xxiii) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act and regulations thereunder, Seller on behalf of itself and its Affiliates makes the foregoing representations and covenants to Buyer and its Affiliates, that neither Seller, nor, any of its Affiliates, is a Prohibited Investor and Seller is not acting on behalf of or for the benefit of any Prohibited Investor. Seller agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation.

(xxiv)       Environmental Laws.      Seller is in material compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of Seller

(xxv)        Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(xxvi)      Office of Foreign Assets Control. Seller warrants, represents and covenants that neither Seller nor any of its Affiliates are or will be an entity or Person that is or is owned or controlled by a Person that is the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”). Seller covenants and agrees that, with respect to the Transactions under this Agreement, none of Seller or, to Seller’s Knowledge, any of its Affiliates will conduct any business, nor engage in any transaction, Assets or dealings, with any Person who is the subject of Sanctions. Seller further covenants and agrees that it will not, directly or indirectly, use the proceeds of the facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.

(xxvii)     Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as specified on Annex I. Seller’s jurisdiction of organization is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Items, is its notice address (other than such books and records as are maintained by the Advisor or its sub-advisors). Seller may change its address for notices and for the location of its books and records by giving Buyer written notice of such change.

(xxviii)    Anti-Money Laundering Laws. Seller either (1) is entirely exempt from or (2) has otherwise fully complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (A) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question as required by the Anti-Money Laundering Laws, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

(xxix)       Ownership of Property. Seller does not own, and has not ever owned, any assets other than (A) the Purchased Assets, and (B) such incidental personal property related thereto; provided, however, that Seller shall not be in breach of this representation to the extent that Seller acquires or originates a New Asset under its good faith belief that such New Asset would become a Purchased Asset on such date of acquisition or origination, as applicable, so long as Seller complies with Article 11(a).

(xxx)        Ownership. Seller is and shall remain at all times a wholly owned direct or indirect subsidiary of Guarantor.

(xxxi)       Compliance with ERISA. (a) Neither Seller or any ERISA Affiliate nor Guarantor or any ERISA Affiliate has established, maintains, contributes to, or sponsors any Plan or Multiemployer Plan that is not in material compliance with ERISA or the Code and would not result in any Material Adverse Effect; (b) each of Seller and Guarantor either (i) qualifies as a VCOC or a REOC, (ii) complies with an exception set forth in the Plan Asset Regulations such that the assets of such Person would not be subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) is not deemed to hold “plan assets” within the meaning of the Plan Asset Regulations that are subject to ERISA; and (c) assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, none of the transactions contemplated by the Transaction Documents will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Buyer to any tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA.

(xxxii)      Servicing Agreements. Any Servicing Agreement related to a Purchased Asset, including without limitation, the Primary Servicing Agreement, may be terminated at will by Seller without payment of any penalty or fee.

Article 10.
NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a)            take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b)            transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Assets (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Assets (or any of them) with any Person other than Buyer, unless and until such Purchased Asset is repurchased by Seller in accordance with this Agreement;

(c)            modify in any material respect adverse to the Buyer any Servicing Agreements to which it is a party, without the consent of Buyer in its sole discretion;

(d)             create, incur or permit to exist any Lien in or on any of its property, assets, revenue, the Purchased Assets, the other Purchased Items, whether now owned or hereafter acquired, other than the Liens granted by Seller pursuant to Article 6 of this Agreement, Permitted Encumbrances, and the Lien granted by Pledgor under the Pledge and Security Agreement or unless and until such Purchased Asset relating to such Purchased Items is repurchased by Seller in accordance with this Agreement; provided, however, to the extent any Lien is involuntarily created in or on any property of Seller and Seller had no Knowledge thereof on or prior to the date of creation of such Lien, Seller shall not be in default of this Article 10(d) so long as Seller cures same to the satisfaction of Buyer within five (5) Business Days after the earlier of (A) notice by Buyer to Seller thereof and (B) Seller’s Knowledge thereof.

(e)            take any action or permit such action to be taken which would result in a Change of Control;

(f)             consent or assent to, or permit the Primary Servicer or servicer to make, any Significant Modification relating to the Purchased Assets without the prior written consent of Buyer, which shall be granted or denied in Buyer’s sole discretion (such consent not to be unreasonably withheld, delayed or conditioned);

(g)            permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned);

(h)            acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to, junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder or unless such right or interest exists as of the Purchase Date for such Purchased Asset and is approved by Buyer in writing;

(i)             use any part of the proceeds of any Transaction hereunder for any purpose which violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(j)             incur any Indebtedness except as provided hereunder or otherwise cease to be a Single-Purpose Entity;

(k)            amend or otherwise modify the Underwriting Guidelines or originate mortgage loans in a manner inconsistent with the Underwriting Guidelines. Notwithstanding the preceding sentence, in the event that Seller makes any amendment or modification to the Underwriting Guidelines, Seller shall immediately notify Buyer of such change and shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines;

(l)             take any action, cause, allow, or permit any of the Seller, Pledgor or Guarantor to be required to register as an “investment company” within the meaning of the Investment Company Act;;

(m)           after the occurrence and during the continuance of any Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller provided that. Seller may distribute the minimum amount of cash required to be distributed so that Guarantor /including its qualifying subsidiaries) can maintain its status as a "real estate investment trust" or qualifying subsidiary. as applicable) under Sections 856 through 860 of the Code and such distributions are actually used to maintain Guarantor’s status as a "real estate investment trust" under Sections 856 through 860 of the Code;

(n)            make any future advances under any Purchased Asset to any underlying obligor that are not permitted by the related Purchased Asset Documents;

(o)             seek its dissolution, liquidation or winding up, in whole or in part; or

(p)             permit to exist, (i) at any time, a breach of the Type A Concentration Limit, (ii) at any time after the last day of the Type B Concentration Limit Breach Cure Period, a Type B Concentration Limit Breach, or (iii) at any time after the last day of the Defaulted Asset/REO Property Concentration Limit Breach Cure Period, a Defaulted Asset/REO Property Limit Breach.

Article 11.
AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:

(a)            Seller shall promptly notify Buyer of any Material Adverse Effect promptly upon Seller’s Knowledge thereof; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(b)            Seller shall provide Buyer with copies of such documents as Buyer may request evidencing the truthfulness of the representations set forth in Article 9.

(c)            Seller shall (i) defend the right, title and interest of Buyer in and to the Purchased Items against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than Liens created in favor of Buyer pursuant to the Transaction Documents or Permitted Encumbrances) and (ii) at Buyer’s reasonable request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d)            Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Purchased Items and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (not to exceed one (1) time per calendar year unless as Event of Default has occurred and is continuing), and to make copies of extracts of any and all thereof, subject to customary confidentiality practices and the terms of any confidentiality agreement between Buyer and Seller and applicable law. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business. So long as no Potential Event of Default or Event of Default has occurred and is continuing, any such inspection shall be at Buyer’s cost and expense.

(e)             If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to the Custodian in the exact form received, duly endorsed by Seller to Buyer, if required, together with all related and necessary duly executed transfer documents to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(f)             At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will (i) promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may request for the purposes of obtaining or preserving the full benefits of this Agreement including the perfected, first priority security interest required hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of such Seller (whether or not existing as of the Closing Date, any Purchase Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request). If any amount payable under or in connection with any of the Purchased Items shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as a Purchased Item pursuant to this Agreement, and the documents delivered in connection herewith.

(g)            Seller shall provide, or cause to be provided, to Buyer the following financial and reporting information:

(i)            Within fifteen (15) calendar days after each month-end, a Monthly Reporting Package substantially in the form of Exhibit III-A attached hereto;

(ii)           Within sixty (60) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a Quarterly Reporting Package substantially in the form of Exhibit III-B attached hereto;

(iii)          Within one hundred twenty (120) calendar days after the last day of its fiscal year, an Annual Reporting Package substantially in the form of Exhibit III-C attached hereto; and

(iv)          Upon Buyer’s request:

(A)            copies of Seller’s (if applicable) and Guarantor’s Federal Income Tax returns, if any, delivered within thirty (30) calendar days after the filing thereof; and

(B)            such other information regarding the financial condition, operations or business of Seller, Guarantor or any Mortgagor in respect of a Purchased Asset as Buyer may reasonably request.

(h)            Seller shall make a representative available to Buyer every quarter for attendance at a telephone conference, the date of which to be mutually agreed upon by Buyer and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Buyer wishes to discuss with Seller.

(i)             Seller shall to at all times (i) comply with all contractual obligations, (ii) comply in all respects with all laws, ordinances, rules, regulations and orders (including, without limitation, Environmental Laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets and Seller shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(j)             Seller shall at all times have proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and have set aside on such books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(k)            Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it under the Transaction Documents.

(l)             Seller will continue to be a U.S. Person that is a partnership for U.S. federal income tax purposes, or a disregarded entity of a U.S. Person for U.S. federal income tax purposes. Seller shall pay and discharge all Taxes, levies, liens and other charges on its assets and on the Purchased Items that, in each case, in any manner would create any Lien upon the Purchased Items, other than (A) Taxes that are not yet due and payable and (B) any such Taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; provided that such contest operates to suspend collection of the contested Tax and enforcement of a Lien.

(m)           Seller shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office of Seller, Pledgor or Guarantor and of any change in Seller’s, Pledgor’s or Guarantor’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(n)            Seller will maintain or cause to be maintained records with respect to the Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Purchased Items were held by Seller for its own account.

(o)            Upon reasonable notice (unless an Event of Default shall have occurred and is continuing, in which case, no prior notice shall be required), during normal business hours, Seller shall allow Buyer to (i) review any operating statements, occupancy status and other property level information with respect to the underlying real estate directly or indirectly securing or supporting the Purchased Assets that either is in Seller’s possession or is available to Seller, (ii) examine, copy (at Buyer’s expense) and make extracts from its books and records, to inspect any of its properties, and (iii) discuss Seller’s business and affairs with its Responsible Officers (in each case, unless an Event of Default has occurred and is continuing, limited to once per calendar year).

(p)            Intentionally omitted.

(q)            Intentionally omitted.

(r)             Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses (if any) held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(s)             Seller shall cause each servicer of a Purchased Asset to provide to Buyer via electronic transmission, promptly upon request by Buyer a Servicing Tape for the most recently ended month (or any portion thereof); provided, however, that if the related Mortgagor for such Purchased Asset is only obligated to provide Seller with the information to be contained in such Servicing Tape on a quarterly basis pursuant to the related Purchased Asset Documents, then Seller shall only cause each such servicer to provide to Buyer such Servicing Tape for the most recently ended quarter (or any portion thereof).

(t)             With respect to each Eligible Asset to be purchased hereunder, Seller shall notify Buyer in writing of the creation of any right or interest in such Eligible Asset or related Underlying Mortgaged Property that is senior to or pari passu with the rights and interests that are to be transferred to Buyer under this Agreement and the other Transaction Documents, and whether any such interest will be held or obtained by Seller or an Affiliate of Seller.

(u)            Seller shall obtain customary estoppels and agreements reasonably acceptable to Buyer for each Asset that is subject to a ground lease.

(v)            With respect to each Purchased Asset, Seller shall take all action necessary or required by the Transaction Documents, Purchased Asset Documents and each and every Requirement of Law, or requested by Buyer, to perfect, protect and more fully evidence Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Buyer or to Custodian on behalf of Buyer, together with endorsements required by Buyer.

(w)            No later than thirty (30) calendar days after Buyer’s request (or such other time period as determined by Buyer), Seller shall procure and deliver to Buyer an Appraisal relating to any Purchased Asset at Seller’s sole cost and expense; provided, however, so long as no Event of Default has occurred and is continuing, Seller shall only be responsible for the costs and expenses associated with one (1) Appraisal for each Purchased Asset. Notwithstanding anything herein to the contrary, Buyer shall have the unlimited right, at any time and from time to time, to obtain an Appraisal relating to any Purchased Asset at its own cost and expense.

(x)            Seller shall provide notice to Buyer in writing of any of the following, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:

(i)            promptly upon receipt by Seller of notice or Knowledge of the occurrence of any Potential Event of Default or Event of Default, but in no event later than the immediately succeeding Business Day after the earlier of a Responsible Officer obtaining notice or Knowledge of any such occurrence;

(ii)           with respect to any Purchased Asset, promptly following receipt of any unscheduled Principal Payment (in full or in part);

(iii)          promptly upon the occurrence of any of the following: (A) with respect to any Purchased Asset or related Underlying Mortgaged Property, a material change in value, material loss or damage, regulatory issues, material licensing or permit issues, violation of any Requirement of Law, violation of any Environmental Law or any other actual or expected event or change in circumstances that could reasonably be expected to result in a material decline in value or cash flow, and (B) with respect to Seller, Pledgor and Guarantor, a violation of any Requirement of Law or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(iv)          promptly upon the establishment of a public rating by any nationally recognized rating agency applicable to Guarantor and any downgrade in or withdrawal of such rating once established;

(v)           promptly upon the occurrence of any event or circumstance that could reasonably be determined to cause Guarantor to breach any of the covenants contained in Section 9 of the Guarantee Agreement;

(vi)          promptly, and in any event within ten (10) days after service of process on any of the following, give Buyer notice of all litigation, action, suit, arbitration, investigation or other legal or arbitration proceedings (including, without limitation, any of the following which are pending or threatened) or other legal or arbitrable proceedings affecting Seller, Pledgor, Guarantor, any Purchased Asset (or obligor thereunder) or affecting any of the assets of Seller before any Governmental Authority that (A) questions or challenges the validity or enforceability of any Transaction, Purchased Asset or Purchased Asset Document, (B) makes a claim or claims in an aggregate amount greater than (1) $250,000 with respect to Seller and (2) $10,000,000 with respect to Guarantor, (C) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect, (D) requires filing with the SEC in accordance with the 1934 Act and any rules thereunder or (E) raises any lender licensee issues with respect to any Purchased Asset;

(vii)         promptly, and in any event within one (1) Business Day of receipt of notice by Seller or Knowledge, of (A) any event that would result in any Purchased Asset becoming subject to a Mandatory Early Repurchase Event, (B) any lien or security interest (other than security interests created or permitted hereby) on, or claim asserted against, any Purchased Asset or, to Seller’s Knowledge, the underlying collateral therefor, (C) any event or change in circumstances that has or could reasonably be expected to have an adverse effect on the market value of a Purchased Asset or (D) the resignation or termination of any servicer under any Servicing Agreement with respect to any Purchased Asset; and

(viii)        promptly upon receipt by a Responsible Officer of Seller of notice or Knowledge of the occurrence of any breach of any representation contained in Article 9(b)(x), but in no event later than the immediately succeeding Business Day after the earlier of a Responsible Officer obtaining notice or Knowledge of any such occurrence;

(ix)          promptly upon any transfer of any Underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor of which Seller has Knowledge, whether or not consent to such transfer is required under the applicable Purchased Asset Documents.

(y)            Seller shall comply with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Seller and the Purchased Items, including those relating to money laundering and terrorism. Seller agrees that Buyer shall have the right to audit Seller’s compliance with the USA Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Seller and the Purchased Items, including those relating to money laundering and terrorism. Seller agrees that, in the event Seller fails to comply with the USA Patriot Act or any such applicable requirements of Governmental Authorities, then Buyer may, at its option, cause Seller to comply therewith, and any and all reasonable costs and expenses incurred by Buyer in connection therewith shall be immediately due and payable by Seller.

(z)            Seller shall provide Buyer with written notice of any amendment, modification or waiver with respect to a Purchased Asset (including such amendments, modifications or waivers that do not constitute a Significant Modification).

(aa)          As soon as practical after Buyer has determined that a New Asset is a Rejected Asset, Seller shall sell, transfer or otherwise dispose of such Rejected Asset.

Article 12.
SINGLE PURPOSE ENTITY

Seller hereby represents and warrants to Buyer and covenants with Buyer that, on and as of the date of this Agreement and each Purchase Date and at all times while this Agreement and any Transaction hereunder is in effect or any Repurchase Obligations remain outstanding:

(a)             it is and intends to remain solvent, and it has paid and will pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due;

(b)             it has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement;

(c)             it has done or caused to be done and will to the extent under its control do all things necessary to observe limited liability company formalities and to preserve its existence as an entity duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its organization or formation;

(d)            it has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required or permitted under GAAP or as a matter of law);

(e)            it has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Seller), it shall correct any known misunderstanding regarding its status as a separate entity, it shall conduct business in its own name, it shall not identify itself or any of its Affiliates as a division or part of the other and it shall maintain and utilize separate stationery, invoices and checks;

(f)            it has not owned and will not own any property or any other assets other than the Purchased Assets, cash and other assets incidental to the origination, acquisition, ownership, hedging, administering, financing and disposition of Purchased Assets; provided, further, that Seller shall not be in breach of this provision to the extent that Seller acquires or originates a New Asset under its good faith belief that such New Asset would become a Purchased Asset on such date of acquisition or origination, as applicable, so long as Seller complies with Article 11(a);

(g)            it has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Purchased Assets in accordance with the applicable provisions of the Transaction Documents;

(h)            it has not entered into, and will not enter into, any contract or agreement with any of its affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s length basis with Persons other than such affiliate;

(i)            it has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) obligations under the Transaction Documents, (ii) obligations under the documents evidencing the Purchased Assets, or with respect to New Assets that Seller has acquired or originated under its good faith belief that such New Asset would become a Purchase Asset on such date of acquisition or origination, as applicable, so long as Seller complies with Article 11(a), (iii) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets ; provided, however, that any such trade payables incurred by Seller shall be paid within sixty (60) days of the date incurred and (iv) as otherwise permitted by this Article 12;

(j)            it has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Assets); provided, however, that Seller shall not be in breach of this provision to the extent that Seller acquires or originates a New Asset under its good faith belief that such New Asset would become a Purchased Asset on such date of acquisition or origination, as applicable, so long as Seller complies with Article 11(a);

(k)           it will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(l)            it will not seek the dissolution, liquidation or winding up, in whole or in part of Seller;

(m)          it will not commingle its funds and other assets with those of any of its Affiliates or any other Person;

(n)            it has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person;

(o)            it has not held and will not hold itself out to be responsible for the debts or obligations of any other Person other than with respect to the Purchased Asset Documents or otherwise as permitted by Article 10(m);

(p)            it will (i) have at all times one (1) Independent Director and (ii) provide Buyer with up-to-date contact information for the Independent Director and a copy of the agreement pursuant to which the Independent Director consents to and serves as the Independent Director for Seller;

(q)            its organizational documents shall provide that (i) the Independent Director of Seller shall not be removed or replaced without Cause, (ii) Buyer be given at least five (5) Business Days prior notice of the removal and/or replacement of the Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) the Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing; provided, further, in each case, that the Seller shall not be in breach of this covenant if the Independent Director or Independent Advisor resigns, is unable to serve as an Independent Advisor or is otherwise incapacitated so long as the Seller and/or its governing body replaces the Independent Director or Independent Advisor promptly and in any event within 10 Business Days after obtaining Knowledge thereof);

(r)            it shall not, without the consent of its Independent Director, institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of it or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; and

(s)            it shall not have any employees.

Article 13.
EVENTS OF DEFAULT; REMEDIES

(a)            Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)            Seller shall fail to repurchase any Purchased Asset on the applicable Repurchase Date;

(ii)           Seller shall fail to apply any Income (including, for the avoidance of doubt, any Principal Payments) received by Seller in accordance with the provisions hereof within two (2) Business Days of Seller’s receipt of such Income;

(iii)          Seller shall fail to cure any Margin Deficit in accordance with Article 4 of this Agreement;

(iv)          Seller, Pledgor or Guarantor shall fail to make any payment not otherwise addressed under this Article 13(a) owing to Buyer that has become due, whether by acceleration or otherwise under the terms of this Agreement or the terms of the Pledge and Security Agreement, or the Guarantee Agreement, the Fee Letter or any other Transaction Document, which failure is not remedied within three (3) Business Days of written notice thereof by Buyer to a Responsible Officer of Seller;

(v)           Seller shall default in the observance or performance of its obligation in any agreement contained in Article 10 of this Agreement;

(vi)          an Act of Insolvency occurs with respect to Seller, Pledgor or Guarantor;

(vii)         a Change of Control with respect to Guarantor shall have occurred;

(viii)        a Responsible Officer of Seller, Pledgor or Guarantor shall admit to any Person its inability to, or its intention not to, perform any of its obligations hereunder;

(ix)           the Custodial Agreement, the Depository Agreement, the Pledge and Security Agreement, the Guarantee Agreement, the Servicing Agreement, the Fee Letter or any other Transaction Document shall for whatever reason be terminated (except with Buyer’s prior written consent) or cease to be in full force and effect, or the enforceability thereof shall be contested by Seller, Pledgor, Guarantor or any counter-party thereto, as the case may be;

(x)            Seller or Guarantor shall be in default under (A) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $250,000, with respect to Seller or $25,000,000, with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $250,000, with respect to Seller or $25,000,000, with respect to Guarantor; or (B) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation in excess of $250,000 with respect to Seller and in excess of $25,000,000 with respect to Guarantor, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $250,000, with respect to Seller or $25,000,000, with respect to Guarantor; provided, however, that any such default shall not constitute an Event of Default hereunder if Guarantor cures such default within the applicable grace period, if any, provided under the applicable agreement;

(xi)          Seller or Guarantor or any of their present or future Affiliates shall be in default under any repurchase facility, loan facility or hedging transaction entered into by Seller or Guarantor or any of their present or future Affiliates, as applicable, to Buyer or any of its present or future Affiliates, which default (A) involves the failure to pay a matured obligation, or (B) permits the acceleration of the maturity of obligations by any party to or beneficiary with respect to such repurchase facility, loan facility or hedging transaction;

(xii)         (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Code and such prohibited transaction results in any liability for the Buyer, (B) any failure to meet the “minimum funding standard” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA), the reporting of which has not been waived by regulations, shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event (as so defined) or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan under Section 4042 of ERISA, (D) any Plan shall terminate under Section 4041(c) or Section 4042 of ERISA, (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Buyer is likely to, incur any liability in connection with a withdrawal from, or the insolvency of, a Multiemployer Plan or (F) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (A) through (F) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xiii)        either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets, and such condition is not cured by Seller within three (3) Business Days after notice thereof from Buyer to Seller or after a Responsible Officer of Seller otherwise has Knowledge thereof, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets and such condition is not cured by Seller within three (3) Business Days after notice thereof from Buyer to Seller or after a Responsible Officer of Seller otherwise has Knowledge thereof;

(xiv)        on any Remittance Date the amounts deposited in the Depository Account are insufficient to make the payments required under Article 5(b)(i)-(iii), and Seller does not otherwise make such payments on such Remittance Date;

(xv)         any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, Pledgor or Guarantor, which suspension or termination has a Material Adverse Effect in the determination of Buyer;

(xvi)        [Reserved];

(xvii)       the breach by Pledgor of any term or condition set forth in the Pledge and Security Agreement or of any representation, warranty, certification or covenant made or deemed made in the Pledge and Security Agreement by Pledgor, and such breach or failure to perform is susceptible of cure and is not remedied within (A) the specified cure period or (B) if no cure is specified, five (5) Business Days after the earlier of (1) notice thereof by Buyer to Pledgor or (2) Pledgor’s Knowledge thereof; provided, however, that if Seller shall have made any such representation with Knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;

(xviii)      any representation (other than the representations and warranties of Seller set forth in Exhibit V (other than any MTM Representation) and Article 9(b)(x)(d)) made by Seller to Buyer shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated and such breach is not remedied within five (5) Business Days after (A) delivery of notice thereof to Seller by Buyer or (B) Knowledge on the part of Seller of such breach; provided, however that if Seller shall have made any such representation with Knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;

(xix)         a final judgment by any court of competent jurisdiction for the payment of money (a) rendered against Seller in an amount greater than $250,000 or (b) rendered against Guarantor in an amount greater than $10,000,000, and remains undischarged or unpaid for a period of thirty (30) calendar days, unless such judgment is effectively stayed by fully bonding over or other means acceptable to Buyer;

(xx)          if Seller shall breach or fail to perform any of the covenants or conditions contained in this Agreement or any Transaction Document, other than those specifically otherwise referred to in this Article 13, and such breach or failure to perform is susceptible of cure and is not remedied within (A) the specified cure period or (B) if no cure is specified, five (5) Business Days after the earlier of (1) notice thereof to a Responsible Officer of Seller to Buyer or (2) Seller’s Knowledge thereof; provided, however, that with respect to clause (B) only, if such default is susceptible of cure but cannot reasonably be cured within such five (5) Business Day period and if Seller has diligently and expeditiously proceeded to cure the same, such five (5) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed fifteen (15) days from the earlier of Seller’s receipt of Buyer’s notice of such default or of Seller’s Knowledge of such default;

(xxi)         if Seller shall breach or fail to perform any of the covenants or conditions contained in this Agreement or any Transaction Document, other than those specifically otherwise referred to in this Article 13 and such breach is not cured by Seller within ten (10) days from the earlier of Seller’s receipt of Buyer’s notice of such default or Seller’s Knowledge of such default;

(xxii)        the breach, subject to applicable grace and cure periods, by Guarantor of (A) any of the covenants contained in Section 9 of the Guarantee Agreement or (B) any other term, covenant (financial or otherwise) or condition set forth in the Guarantee Agreement or of any representation, warranty, certification or covenant made or deemed made in the Guarantee Agreement by Guarantor or if any certificate furnished by Guarantor to Buyer pursuant to the Guarantee Agreement or any information with respect to the Purchased Assets furnished in writing on behalf of Guarantor shall prove to have been false or misleading in any respect as of the time made or furnished;

(xxiii)       to the extent not expressly provided otherwise in this Article 13, if Seller engages in any conduct or action where Buyer’s prior consent is required by any Transaction Document and Seller fails to obtain such consent; provided that if such conduct or action is otherwise an Event of Default under this Article 13(a) and the Seller benefits from any applicable grace or cure period, then any such grace or cure period shall still apply and not be reduced or eliminated by this Article 13(a)(xxiii).

(xxiv)      Seller, Pledgor or Guarantor are required to register as an “investment company” (as defined in the Investment Company Act);

(xxv)       Any servicer fails to deposit or ceases to be deposited all Income or other amounts as required by the provisions of this Agreement when due, or an event of default has occurred and is continuing under any servicing agreement (including the Servicing Agreement); provided, however, that such failure shall not be an Event of Default hereunder so long as Seller appoints a new servicer pursuant to the Servicing Agreement within thirty (30) days of such failure by such servicer; or

(xxvi)      Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets.

(b)            After the occurrence and during the continuance of an Event of Default, Seller shall have no ability to enter into any further Transactions hereunder. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)            At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller, Pledgor or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii)            If Buyer exercises or is deemed to have exercised the option referred to in Article 13(b)(i) of this Agreement:

(A)            Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date without presentment or demand of any kind, which are hereby expressly waived, and all Income (including, without limitation, any Principal Payments or any other amounts received, without regard to their source) deposited in the Depository Account shall be retained by Buyer and applied in accordance with Article 5(c) and (d);

(B)            to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360-day-per-year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Depository or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(iii) of this Agreement); and

(C)            Buyer may terminate this Agreement (for the avoidance of doubt, such termination shall not, to the extent the following obligations exist, terminate the Buyer’s obligation to repay any amount owed to Seller under the Transaction Documents or terminate the Buyer’s obligation to remit any Purchased Assets to Seller, including with respect to any Purchased Assets then owned by Buyer in each case following the satisfaction of all amounts owed to Buyer under this Agreement and the Transaction Documents).

(iii)           Upon the occurrence and during the continuance of an Event of Default with respect to Seller, Buyer may (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may deem satisfactory any or all of the Purchased Assets, and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 13(b)(iii) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default, including without limitation, all costs of collection associated with the interpretation and enforcement of Buyer’s rights and remedies under this Agreement and all of the other Transaction Documents; (w) second, to actual, out-of-pocket damages incurred by Buyer in connection with Seller’s default, (x) third, to the Repurchase Prices; (y) fourth, to any Breakage Costs; and (z) fifth, to return any excess to Seller.

(iv)          The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same buyer, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)           Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all out-of-pocket losses, costs and expenses, including reasonable legal fees and expenses of outside counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default.

(vi)          Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vii)         Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default with respect to Seller and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(viii)        Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of non-judicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that non-judicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Article 14.
INCREASED COSTS; TAXES

(a)            Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Transaction Document:

(i)            If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Pricing Rate Determination Date for any Pricing Rate Period, the Benchmark Replacement will replace the then current Benchmark for all purposes hereunder or under any Transaction Document in respect of such determination and all determinations on all subsequent dates, without any amendment to, or further action or consent of any other party to, this Agreement.

(ii)            In connection with the implementation of a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller.

(iii)          During any Benchmark Interim Unavailability Period, the component of the price differential based on the then-current Benchmark shall be replaced by the Federal Funds Rate plus the Federal Funds Rate Applicable Spread.

(iv)          Buyer will promptly notify Seller of (i) the Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and/or (iv) any Benchmark Interim Unavailability Period. Any determination, decision or election that may be made by Buyer pursuant to this Section 14(a), including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Seller.

(v)           If any Benchmark Replacement of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Article 14(f) of this Agreement.

(b)            Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to enter into or maintain Transactions as contemplated by the Transaction Documents, the commitment of Buyer hereunder to enter into new Transactions or, if such adoption of or change in Requirement of Law makes it unlawful for Buyer to continue to maintain Transactions as contemplated by this Agreement, to continue Transactions as such shall forthwith be canceled.

(c)            Increased Costs. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i) shall subject Buyer or any Transferee to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) under this Agreement or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any Reserve Requirements, other reserves, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of the Benchmark hereunder; or

(iii) shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable; provided, however, that to the extent any such determination by Buyer and imposition of such increased costs apply to all sellers under similar repurchase facilities with Buyer, such determination and imposition of such increased costs will not be applied solely to Seller; provided, further, that if Buyer fails to notify Seller of any event which would entitle Buyer to compensation pursuant to this Article 14(c) within sixty (60) days after Buyer’s Knowledge of such event, then Buyer shall not be entitled to such compensation from Seller for any amount resulting from such event and arising prior to the date which is sixty (60) days before the date on which Buyer notifies Seller of such event. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets; provided, however, Buyer shall not be entitled to any compensation under this Article 14(c) following the date which is ninety (90) days after the termination of this Agreement.

(d)            Capital Adequacy. If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction, provided, however, that to the extent any such determination by Buyer and imposition of such increased costs apply to all sellers under similar repurchase facilities with Buyer, such determination and imposition of such increased costs will not be applied solely to Seller. In addition, Buyer will endeavor to provide Seller with no less than thirty (30) days prior written notice of any such determination. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(e)            Dodd-Frank; Basel III. Notwithstanding any provision herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities pursuant to Basel III, in each case are deemed to be an adoption of or change in a Requirement of Law made subsequent to the date of this Agreement, regardless of the date enacted, adopted or issued.

(f)            Breakage Costs. If Seller repurchases Purchased Assets on a day other than the last day of a Pricing Rate Period, Seller shall indemnify Buyer and hold Buyer harmless from any actual out-of-pocket losses, costs and/or expenses (excluding lost profits) which Buyer sustains as a direct consequence thereof (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period. Buyer shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon Seller absent manifest error. This Article 14(f) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder; provided, however, Buyer shall not be entitled to any compensation under this Article 14(f) following the date which is ninety (90) days after the termination of this Agreement.

(g)            Payments Free of Taxes. Any and all payments by or on account of any obligation of Seller under this Agreement or any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law (including FATCA). If any applicable law (as determined in the good faith discretion of Seller) requires the deduction or withholding of any Tax from any such payment by Seller, then Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 14) the applicable Buyer or Transferee receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(h)            Payment of Other Taxes. Seller shall timely pay, without duplication, (i) any Other Taxes imposed on such Seller to the relevant Governmental Authority in accordance with applicable law, and (ii) any Other Taxes imposed on Buyer or Transferee upon written notice from such Person setting forth such Other Taxes.

(i)            Evidence of Payments. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Article 14, Seller shall deliver to Buyer or Transferee a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer or Transferee to the extent allowable by applicable law.

(j)            Indemnification by Seller. Seller shall indemnify Buyer and each Transferee, within ten (10) calendar days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Article 14) payable or paid by Buyer or such Transferee or required to be withheld or deducted from a payment to such Buyer or Transferee and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer or such Transferee shall be conclusive absent manifest error.

(k)            Status of Buyer and Assignees. Any Buyer or any Transferee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer or Transferee, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer or Transferee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Articles 14(k)(A), (B) and (D) below) shall not be required if in Buyer’s or Transferee’s reasonable judgment such completion, execution or submission would subject Buyer or such Transferee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer or such Transferee.

Without limiting the generality of the foregoing:

(A)            Buyer or any Transferee that is a U.S. Person shall deliver to Seller on or prior to the date on which Buyer or such Assignee acquires an interest under any Transaction Document (and from time to time thereafter upon the reasonable request of Seller), executed copies of IRS Form W 9 certifying that Buyer or Assignee is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

  (1)            in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed copies of IRS Form W 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

  (2)            executed copies of IRS Form W-8ECI;

  (3)            in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit VIII to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

  (4)            to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit VIII-B or Exhibit VIII-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit VIII-D on behalf of each such direct and indirect partner;

(C)            any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer acquires an interest under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D)            if a payment made to Buyer or Transferee under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer or Transferee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or Transferee shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer or Transferee has complied with Buyer or Transferee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer and each Assignee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form or promptly notify Seller in writing of its legal inability to do so.

(l)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Article 14 (including by the payment of additional amounts pursuant to Articles 14(h)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article 14 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 14(l) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 14(l), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Article 14(l) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(m)          Assignment of Certain Rights. If any Buyer or Assignee requests compensation under this Article 14 or, if Seller is required to pay any Indemnified Taxes or additional amounts to any Buyer or any Assignee or any Governmental Authority for the account of any Buyer or Assignee pursuant to Article 14(d), or if any Buyer or Assignee defaults in its obligations under this Agreement, then Seller may, at its sole expense and effort, upon notice to such Buyer or Assignee, require such Buyer or Assignee to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Article 18), all its interests, rights (other than its existing rights to payments pursuant to Article 3(g) or Article 14(c)) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Buyer, if a Buyer accepts such assignment); provided that (i) such Buyer shall have received payment of an amount equal to the Repurchase Price for all Transactions, Price Differential accreted with respect thereto, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding Repurchase Price principal and accreted Price Differential and fees) or Seller (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Article 14(c) or payments required to be made pursuant to Article 3(g), such assignment will result in a reduction in such compensation or payments. A Buyer or Assignee shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Buyer or Assignee or otherwise, the circumstances entitling Seller to require such assignment and delegation cease to apply.

(n)            Survival of Obligations. Each party’s obligations under this Article 14 shall survive any assignment of rights by, or the replacement of, Buyer or Assignee, the termination of the Agreement and the repayment, satisfaction or discharge of all obligations under this Agreement.

(o)            Repurchase of Affected Purchased Assets. In the event that Buyer determines that it is necessary to charge any additional amounts or increased costs pursuant to Articles 14(a), 14(b), 14(c) or 14(d), and actually imposes such increased costs on Seller in accordance with the terms hereof, Seller shall have the right to repurchase each affected Purchased Asset from Buyer without payment of an Exit Fee or any other fees related to such affected Purchased Assets; provided, that, if the Benchmark is unobtainable and Seller exercises its repurchase right, Seller shall repurchase the effected Purchased Assets within sixty (60) calendar days from such event.

Article 15.
SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of, and in reliance upon, the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

Article 16.
RECORDING OF COMMUNICATIONS

EACH OF BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS. EACH OF BUYER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

Article 17.
NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth above, or (e) by electronic mail provided that such electronically mailed notice must also be delivered by one of the means set forth above. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 17. A party receiving a notice that does not comply with the technical requirements for notice under this Article 17 may elect to waive in writing any deficiencies and treat the notice as having been properly given.

Article 18.
ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

Article 19.
NON ASSIGNABILITY

(a)           Subject to Article 19(b) below, Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer and any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Buyer shall be null and void ab initio. Buyer may, without consent of Seller, sell to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Buyer under this Agreement. Buyer may, at any time and from time to time, assign to any Person (an “Assignee” and together with Participants, each a “Transferee”) all or any part of its rights its interest in the Purchased Assets, or any other interest of Buyer under this Agreement, provided that, so long as no Event of Default has occurred and is continuing, any such Transferee shall be an Eligible Assignee. Seller agrees to cooperate with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and all other Transaction Documents in order to give effect to such assignment, transfer or sale. Seller in no event shall be required to make payments under Article 14 to any Transferee (other than an Assignee for an assignment made pursuant to Article 14(l)) in excess of the payments Seller would have been required to make to Buyer under Article 14 if no assignment or grant of a participation to the Transferee had occurred. For avoidance of doubt, Seller shall not have any obligations under Article 14(f) or 14(i) in respect of a Participant unless the Participant agrees to comply with Article 14(j) in the same manner as if it was an Assignee.

(b)            Buyer, acting solely for this purpose as an agent of Seller, shall maintain, either at its offices at the address set forth on Annex I attached hereto or electronically, a copy of each assignment and a register for the recordation of the names and addresses of the Assignees, and ownership rights in the Transactions, Purchased Assets or in any other interests under this Agreement of any Assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Seller, Buyer and the Assignees shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the beneficial owner of the interests in the Transactions, Purchased Assets or in any other interests under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by Seller, Buyer and any Assignee, at any reasonable time and from time to time upon reasonable prior notice during normal banking business hours.

(c)            If Buyer sells a participation it shall, acting solely for this purpose as an agent of Seller, maintain a register on which it enters the name and address of each Participant and the ownership rights in the Transactions, Purchased Assets or any other interests under this Agreement of each Participant (the “Participant Register”); provided that Buyer shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s ownership rights in the Transactions, Purchased Assets or any other interests under this Agreement) to any Person except to the extent (i) disclosing the portion of the Participant Register relating to a Participant with respect to which a claim for additional amounts is made under Articles 14(a), 14(b), 14(c), 14(d) or 14(f), or (ii) otherwise to the extent such disclosure is reasonably expected to be necessary to establish that such ownership rights in the Transactions or any other interests under this Agreement are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, no sale, assignment, transfer or participation pursuant to this Article 19 shall be effective unless and until reflected in the Register or Participant Register, as applicable.

(d)            Nothing in this Agreement shall prevent or prohibit any Buyer from pledging any of its Purchased Assets hereunder to a Federal Reserve Bank in support of borrowings made by such Buyer from such Federal Reserve Bank; provided, however, no such pledge shall release a Buyer from any of its obligations hereunder or substitute any such pledgee for such Buyer as a party hereto.

Article 20.
GOVERNING LAW

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Article 21.
NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure here from shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) or 4(b) hereof will not constitute a waiver of any right to do so at a later date.

Article 22.
USE OF EMPLOYEE PLAN ASSETS

(a)            If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or the Code or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)            Subject to the last sentence of subparagraph (a) of this Article 22, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)            By entering into a Transaction, pursuant to this Article 22, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no material adverse change in Seller’s financial condition that Seller has not disclosed to Buyer, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is Seller in any outstanding Transaction involving a Plan Party.

Article 23.
INTENT

(a)            The parties intend and recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable). The parties intend (i) for each Transaction to qualify for the “safe harbor” treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Section 101 of the Bankruptcy Code, (ii) for the grant of a security interest set forth in Article 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (iii) that Buyer (for so long as each party is either a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Sections 546, 555, 559, 561, 362(b)(6) or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement” and a “securities contract,” and a “master netting agreement” including (x) the rights, set forth in Article 13 and in Section 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 13 and in Sections 362(b)(6), 362(b)(7), 362(o) and 546 of the Bankruptcy Code.

(b)            It is understood that either party’s right to accelerate or terminate this Agreement or to liquidate Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Article 13 hereof is a contractual right to accelerate or terminate this Agreement or to liquidate Assets as described in Sections 555 and 559 of the Bankruptcy Code. It is further understood and agreed that either party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or the Transactions hereunder is a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement as described in Section 561 of the Bankruptcy Code.

(c)            The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)            Each party hereto further agrees that it shall not challenge the characterization of this Agreement or any Transaction as a “repurchase agreement,” “securities contract,” and/or “master netting agreement,” or each party as a “repo participant” within the meaning of the Bankruptcy Code except in so far as the type of Purchased Assets subject to the Transactions or, in the case of a “repurchase agreement,” the term of the Transactions, would render such definition inapplicable.

(e)            It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(f)            It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code.

(g)            Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes (a) to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and (b) that the Purchased Assets are owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(h)            The parties are that the Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents.

Article 24.
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)            in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)            in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder;

(c)            in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d)            In the case of Transactions in which one of the parties is an “insured depository institution”, as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by the financial institution pursuant to a Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

Article 25.
CONSENT TO JURISDICTION; WAIVERS

(a)            Pursuant to, and in accordance with, Section 5-1402 of the New York State General ObligationS Law, each party irrevocably and unconditionally (i) submits to the non exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)            To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)            The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 25 shall affect the right of EITHER PARTY to serve legal process in any other manner permitted by law or affect the right of such party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)            THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

Article 26.
NO RELIANCE

Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)            It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b)            It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c)            It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)            It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and

(e)            It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

Article 27.
INDEMNITY

Seller hereby agrees to indemnify Buyer, Buyer’s designee that is holding a Purchased Asset File on behalf of and at the direction of Buyer, Buyer’s Affiliates and each of its officers, directors, employees, attorneys, consultants and other advisors (collectively, “Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including, without limitation, reasonable attorneys’ fees and disbursements of one (1) firm of counsel, unless special expertise is required or more than one (1) jurisdiction is involved, in which case reasonable attorney’s fees and disbursements of such additional firm(s) shall be included) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on, incurred and paid by or asserted against any Indemnified Party in any way whatsoever arising out of, or in connection with, or relating to the Transaction Documents including this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of Buyer or any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to, or arising out of, any violation or alleged violation of any Environmental Law, rule or regulation or any consumer credit laws, including, without limitation, ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act; provided, that Seller shall not be liable for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of Buyer or any Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expense (including, without limitation, reasonable attorneys’ fees and disbursements of one (1) firm of counsel, unless special expertise is required or more than one (1) jurisdiction is involved, in which case reasonable attorney’s fees and disbursements of such additional firm(s) shall be included), loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s reasonable and documented out-of-pocket costs and expenses incurred in connection with Buyer’s due diligence reviews with respect to the Purchased Assets (including, without limitation, those incurred pursuant to Article 28 and Article 3 (including, without limitation, all Pre-Purchase Legal Expenses, even if the underlying prospective Transaction for which they were incurred does not take place for any reason; provided that Buyer shall endeavor to limit such Pre-Purchase Legal Expenses to no more than $7,500 per non-Table Funded Purchased Asset, so long as Seller complies with Buyer’s procedure protocol) and the enforcement or the preservation of Buyer’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including, without limitation, the reasonable and documented fees and disbursements of one (1) firm of counsel (unless special expertise is required or more than one (1) jurisdiction is involved, in which case reasonable attorney’s fees and disbursements of such additional firm(s) shall be included). Seller hereby acknowledges that the obligation of Seller hereunder is a recourse obligation of Seller and this Article 27 shall survive the termination of this Agreement and the Transactions contemplated hereby. This Article 27 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Article 28.
DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Primary Servicer and any other servicer or sub-servicer and/or the Custodian. Seller agrees to reimburse Buyer for any and all reasonable out of pocket costs and expenses incurred by Buyer with respect to continuing due diligence on the Purchased Assets, which shall be paid by Seller to Buyer within thirty (30) calendar days after receipt of an invoice therefor. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets; provided, that prior to the occurrence and continuance of a Potential Event of Default or an Event of Default, notwithstanding anything in this Agreement to the contrary, Buyer shall not contact any Mortgagor of an Eligible Asset with respect to a proposed Transaction or a Purchased Asset, any related sponsor or other obligor, any related tenant or any other loan party, without Seller’s prior consent. Buyer may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Upon a written demand therefor by Buyer to Seller, Seller further agrees that Seller shall promptly (but in no event later than ten (10) Business Days after such a demand) reimburse Buyer for any and all out-of-pocket and invoiced attorneys’ fees, costs and expenses incurred by Buyer in connection with continuing due diligence on Eligible Assets and Purchased Assets.

Article 29.
SERVICING

(a)            Each servicer of any Purchased Asset (including the Primary Servicer) shall service the Assets for the benefit of Buyer and Buyer’s successors and assigns. The appointment of each servicer of any Purchased Asset (including the Primary Servicer) shall be subject to the prior written approval of Buyer. Seller shall cause each such servicer (including the Primary Servicer) to service the Purchased Assets at Seller’s sole cost and for the benefit of Buyer in accordance with Accepted Servicing Practices; provided that, without prior written consent of Buyer in its sole discretion as required by Article 7(d), Article 10(c) and Article 10(f) no servicer (including the Primary Servicer) of any of the Purchased Assets shall take any action with respect to any Purchased Asset described in Article 7(d), Article 10(c) and Article 10(f) other than pursuant to a Revocable Option.

(b)            Seller agrees that Buyer is the owner of all servicing records, including, but not limited to, any and all servicing agreements (including, without limitation, the Primary Servicing Agreement or any other servicing agreement relating to the servicing of any or all of the Purchased Assets) (collectively, the “Servicing Agreements”), files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, valuations, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”), so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee at Buyer’s request.

(c)            Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis and/or (ii) terminate Seller (as the servicer), Primary Servicer or any other servicer or sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee.

(d)            Seller shall not employ sub-servicers or any other servicer other than Primary Servicer pursuant to the Primary Servicing Agreement to service the Purchased Assets without the prior written approval of Buyer, in Buyer’s sole discretion. If the Purchased Assets are serviced by such a Buyer approved sub-servicer or any other servicer, Seller shall, irrevocably assign all rights, title and interest (if any) in the servicing agreements in the Purchased Assets to Buyer. Seller shall cause all servicers and sub-servicers engaged by Seller to execute a direct agreement with Buyer acknowledging Buyer’s security interest and agreeing that each servicer and/or sub-servicer shall transfer all Income with respect to the Purchased Assets in accordance with the applicable Servicing Agreement and so long as any Purchased Asset is owned by Buyer hereunder, following notice from Buyer to Seller and each such servicer of an Event of Default under this Agreement, each such servicer (including Primary Servicer) or sub-servicer shall take no action with regard to such Purchased Asset other than as specifically directed by Buyer.

(e)            The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

(f)            For the avoidance of doubt, Seller retains no economic rights to the servicing, other than Seller’s rights under the Primary Servicing Agreement or any other servicing agreement related to the Purchased Assets. As such, Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis with such servicing retained by the Servicer.

(g)            Seller shall cause each servicer of a Purchased Asset to provide to Buyer via electronic transmission, promptly upon request by Buyer a Servicing Tape, for the month (or any portion thereof) prior to the date of Buyer’s request, provided, however, that if the Mortgagor of the Underlying Mortgaged Property for such Purchased Asset is not obligated to provide Seller with the information to be contained in such Servicing Tape more frequently than on a quarterly basis, then Seller shall only cause each such servicer to provide to Buyer such Servicing Tape for the quarter (or any portion thereof) prior to the date of Buyer’s request.

Article 30.
MISCELLANEOUS

(a)            All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)            The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. This Agreement and the Transaction Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement and any Transaction Document. Each party to this Agreement (a) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (b) accepts the Electronic Signature of each other party to this Agreement and any Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (i) the signing party’s manual signature on a signature page, converted by the signing party (or its agent) to facsimile or digital form (such as a .pdf file) and received from the customary email address or customary facsimile number of the signing party (or its counsel or representative), or other mutually agreed-upon authenticated source; or (ii) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. The words “execution,” “executed”, “signed,” “signature,” and words of like import in this paragraph shall, for the avoidance of doubt, be deemed to include Electronic Signatures and the use and keeping of records in electronic form, each of which shall have the same legal effect, validity and enforceability as manually executed signatures and the use of paper records and paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, state laws based on the Uniform Electronic Transactions Act, or any other state law.

(c)            The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)            Without limiting the rights and remedies of Buyer under the Transaction Documents, Seller shall pay on demand Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution, consummation and administration of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Buyer promptly on demand (but in no event later than ten (10) Business Days after such a demand) all costs and expenses (including, without limitation, reasonable and documented out-of-pocket expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Purchased Items and for the custody, care or preservation of the Purchased Items (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including, without limitation, reasonable expenses for legal services of every kind) incurred in connection with the maintenance of the Depository Account and registering the Purchased Items in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement and shall survive the termination of this Agreement. This Article 30(d) shall not apply with respect to taxes,

(e)            In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller hereby grants to Buyer and its Affiliates a right of offset, to secure repayment of all amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located), for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller at any time existing. Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, any such notice being expressly waived, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller shall be deemed directly indebted to Buyer and its Affiliates in the full amount of all amounts owing to Buyer and its Affiliates by Seller under the Transaction Documents, and Buyer and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

(f)            Seller agrees that it shall not assert any claims against Buyer for special, indirect, consequential or punitive damages for the actual use or purported use of proceeds hereunder.

(g)           Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(h)           This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(i)            The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(j)            Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(k)           Wherever pursuant to this Agreement, Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole discretion and such decision by Buyer shall be final and conclusive.

(l)            All information regarding the terms set forth in any of the Transaction Documents or the Transactions shall be kept confidential and shall not be disclosed by either party hereto to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority, stock exchange, government department or agency, or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Assets or Underlying Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) in the event any party is legally compelled to make pursuant to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by court order of a court of competent jurisdiction, and (g) to any actual Transferee or prospective Transferee (that is an Eligible Assignee) that agrees to comply with this Article 30(l); provided, that, except with respect to any disclosures by Buyer under this Article 30(l), no such disclosure made by Seller with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice; provided, further, that if it is necessary for a copy of any Transaction Document to be disclosed by Seller, all pricing and other economic terms set forth therein shall be redacted before disclosure.

Article 31.
CONVERSION

(a)            Prior to a REO Conversion with respect to any Type B Purchased Asset, Seller shall provide at least thirty (30) days’ notice of such REO Conversion to Buyer.

(b)            Any REO Conversion shall be conditioned upon satisfaction of the conditions set forth in Article 3(c) in (iii), (iv), (ix) and (xiv) hereof with respect to any Transaction and the following additional conditions on or prior to the date of such REO Conversion:

(i)               no Default or Event of Default shall have occurred and be continuing;

(ii)             Seller shall have caused the related Type B Purchased Asset to be transferred to a Permitted Subsidiary for purposes of consummating such REO Conversion;

(iii)            simultaneously with such REO Conversion,

  (A)          Seller shall cause the related Permitted Subsidiary to grant to Buyer a REO Mortgage on the related REO Property;

  (B)           Seller shall enter into REO Mortgage Loan Documents;

  (C)           Seller shall pay to Buyer an amount sufficient to cause the Purchase Price LTV of such Purchased Asset to be less than the Maximum Type B Purchase Price LTV;

  (D)          Seller shall have delivered to Buyer, title insurance subject to no exceptions other than permitted liens, at Seller’s sole cost; and

  (E)           Seller shall have paid all taxes, fees and other charges, including mortgage recording taxes, transfer taxes and recording fees in connection with such REO Conversion;

(iv)            Seller shall cause Seller’s ownership interest in each related Permitted Subsidiary to be pledged to Buyer as collateral for the payment and performance of the REO Mortgage Loan Documents subject to an equity pledge agreement acceptable to Buyer in its sole discretion;

(v)            Seller and the related Subsidiary shall have entered into a servicing or asset management agreement acceptable to Buyer in its sole discretion with respect to such related REO Property (the “REO Asset Management Agreement”);

(vi)           Seller shall have caused to be opened any REO Accounts which shall be subject to control agreements in favor of Buyer that are acceptable to Buyer in its sole discretion;

(vii)          Seller shall have completed any other requirements or condition required by Buyer in its sole discretion in connection with such REO Conversion; and

(viii)          Seller shall immediately pay to Buyer, at Buyer’s request, all reasonably incurred, third party costs and expenses in connection with the foregoing, including, without limitation, Buyer’s reasonable external attorneys’ fees and expenses, mortgage recording costs, transfer taxes and fees, and title insurance premiums.

(c)            Any REO Conversion conducted in violation of the terms and conditions of this Article 31 will be void ab initio.

Article 32.
AMENDMENT AND RESTATEMENT

The terms and provisions of the Existing Agreement shall be amended and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to, and shall not, effect a novation of any of the obligations of the parties to the Existing Agreement, but merely an amendment and restatement of the terms governing such obligations. Each reference to the Existing Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement, and this Agreement shall supersede the Existing Agreement in all respects.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

BUYER:

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:	/s/ Alex Spitzer
	Name:	Alex Spitzer
	Title:	Authorized Person

S-1

SELLER:

FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company

By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	Authorized Officer

S-2

ANNEXES, EXHIBITS AND SCHEDULES
ANNEX I	Names and Addresses for Communications between Parties
SCHEDULE I	Intentionally Omitted
SCHEDULE II	Purchased Asset File
EXHIBIT I	Form of Confirmation Statement
EXHIBIT II	Authorized Representatives of Seller
EXHIBIT III-A	Monthly Reporting Package
EXHIBIT III-B	Quarterly Reporting Package
EXHIBIT III-C	Annual Reporting Package
EXHIBIT IV	Form of Power of Attorney
EXHIBIT V	Representations and Warranties Regarding Individual Purchased Assets
EXHIBIT VI	Advance Procedures
EXHIBIT VII	Form of Margin Deficit Notice
EXHIBIT VIII	Form of Tax Compliance Certificates
EXHIBIT IX	Form of Covenant Compliance Certificate
EXHIBIT X	UCC Filing Jurisdictions
EXHIBIT XI	Form of Servicer Notice
EXHIBIT XII	Form of Release Letter
EXHIBIT XIII	Reserved
EXHIBIT XIV	Form of Custodial Delivery Certificate
EXHIBIT XV	Form of Bailee Letter
EXHIBIT XVI	Reserved
EXHIBIT XVII	Reserved
EXHIBIT XVIII	Future Funding Procedures

ANNEX I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Buyer:

GOLDMAN SACHS BANK USA
200 West Street
New York, New York 10282
Attention:	Mr. Jeffrey Dawkins
Telephone:	(212) 902-6852
Telecopy:	(212) 977-4870
Email:	jeffrey.dawkins@gs.com

Email: gs-refgwarehouse@ny.email.gs.com
Email: gs-crewarehouse-am@ny.email.gs.com
Email: gs-warehouse-ops@ny.email.gs.com

With copies to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention:	Brian Krisberg, Esq.
Telephone:	(212) 839-8735
Facsimile:	(212) 839-5599
Email:	bkrisberg@sidley.com

Seller:

FS CREIT Finance GS-1 LLC
201 Rouse Boulevard
Philadelphia, Pennsylvania 19112
Attention:	Chief Financial Officer
Telephone:	(215) 495-1150
Telecopy:	(215) 339-1931

Email: credit.notices@fsinvestments.com
Email: FSCREIT_TEAM@fsinvestments.com

With copies to:

Venable LLP
151 W. 42nd Street
New York, New York 10036
Attention:	Jay Gavigan
Telephone:	(212) 370-6287
Email:	jgavigan@venable.com

Schedule I

Intentionally Omitted

SCHEDULE II

With respect to each Purchased Asset, the following documents, as applicable:

(A)	The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of __________ without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer, with a copy of the applicable Mortgage Note attached thereto.

(B)	The original or a copy of the loan agreement and the guarantee, if any, executed in connection with the Purchased Asset.

(C)	The original Mortgage with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller or certification of the named bailee certifying that such copy represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located.

(D)	The originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller or certification of the named bailee certifying that such copies represent true and correct copies of the originals and, if applicable, that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located.

(E)	The original Assignment of Mortgage in blank for each Purchased Asset, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Purchased Asset was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Asset was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”).

(F)	The originals of all intervening assignments of mortgage (if any) with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller or certification of the named bailee certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located.

(G)	The original or a copy of the title policy or, if the original title policy has not been issued, the original or a copy of the irrevocable marked commitment to issue the same or pro-forma title policy.

(H)	The original or a copy of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Asset.

(I)	The original or a copy of Assignment of Leases, if any, with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Seller or certification of the named bailee certifying that such copy represents a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located.

(J)	The originals or a copy of all intervening assignments of Assignment of Leases and rents, if any, or copies thereof, with evidence of recording thereon, or copies thereof together with an officer’s certificate of Seller or certification of the named bailee certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Underlying Mortgaged Property is located.

(K)	A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof together with evidence that such UCC financing or continuation statements have been sent for filing, and UCC assignments in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions.

(L)	The original or a copy of any environmental indemnity agreement or similar guaranty or indemnity, whether stand-alone or incorporated into the applicable loan documents (if any).

(M)	Mortgagor’s certificate or title affidavit (if any).

(N)	A survey of the Underlying Mortgaged Property (if any) as accepted by the title company for issuance of the title policy.

(O)	A copy of all servicing agreements and Servicing Records related to such Purchased Asset, which Seller shall deliver to Servicer (with a copy to Buyer).

(P)	A copy of the Mortgagor’s opinions of counsel.

(Q)	An assignment of any management agreements, permits, contracts and other material agreements (if any).

(R)	If reasonably requested by Buyer, reports of UCC, tax lien, judgment and litigation searches, conducted by search firms reasonably acceptable to Buyer with respect to the Purchased Asset, Seller and the related underlying obligor and such reports reasonably satisfactory to Buyer.

(S)	Copies of all documents relating to the formation and organization of the related obligor under such Purchased Asset, together with all consents and resolutions delivered in connection with such obligor’s obtaining such Purchased Asset.

(T)	The original omnibus assignment in blank or such other documents necessary and sufficient to transfer to Buyer all of Seller’s right, title and interest in and to the Purchased Asset.

(U)	The original or a copy of any participation agreement and an original or copy of any intercreditor, co-lender agreement, and/or servicing agreement executed in connection with the Purchased Asset.

(V)	Copies of all other material documents and instruments evidencing, guaranteeing, insuring, securing or modifying such Purchased Asset, executed and delivered to Seller in connection with, or otherwise relating to, such Purchased Asset, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

EXHIBIT I

CONFIRMATION STATEMENT
GOLDMAN SACHS BANK USA

Ladies and Gentlemen:

Seller is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which GOLDMAN SACHS BANK USA, a New York state-chartered bank, shall purchase from us the Purchased Assets identified on the attached Schedule 1 pursuant to the Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 (the “Master Repurchase and Securities Contract Agreement”), between GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”) and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”), on the following terms. Capitalized terms used herein without definition have the meanings given in the Master Repurchase and Securities Contract Agreement.

Purchase Date:	__________, 20__
Purchased Assets:	[____Name]: As identified on attached Schedule 1
Principal Amount of Purchased Asset as of Purchase Date:	[$ ]
Available Future Funding as of Purchase Date:
Fully-funded Principal Amount of Purchased Asset:
Repurchase Date:
Advance Rate:
Purchase Price:	[$ ]
Change in Purchase Price	[$ ]
Pricing Rate:	Term SOFR plus ______%
Governing Agreements:	As identified on attached Schedule 1
Requested Fund Date:
As-Is Value of Underlying Mortgaged Property:
Buyer’s LTV:
Maximum Buyer’s LTV:
Requested Wire Amount:
Type of Funding:	[Table/Non-table]
Wiring Instructions:	See Schedule 2

Name and address for communications:	Buyer:	GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282

Attention:       Mr. Jeffrey Dawkins
Telephone:     (212) 902-6852
Telecopy:        (212) 977-4870

Email:               jeffrey.dawkins@gs.com

With copies to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention:       Brian Krisberg, Esq.
Telephone:     (212) 839-8735
Facsimile:        (212) 839-5599

Email:               bkrisberg@sidley.com

Seller:	FS CREIT FINANCE GS-1 LLC

201 Rouse Boulevard
Philadelphia, Pennsylvania 19112
Attention: Chief Financial Officer
Telephone: (215) 495-1150
Telecopy: (215) 339-1931

With copies to:

Venable LLP
151 W. 42nd Street
New York, New York 10036
Attention:       Jay Gavigan
Telephone:     (212) 370-6287
Email:               jgavigan@venable.com

FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:
Name:
Title:

Schedule 1 to Confirmation Statement

Purchased Asset:	[Asset Type] dated as of [______] in the original principal amount of $[_________], made by [____] to [____] under and pursuant to that certain [loan agreement]/[applicable document] (the “Governing Agreement”).
Aggregate Principal Amount:	$[_________] [(plus up to $[______] of future advances under Section [____] of the Governing Agreement). Buyer’s obligation to fund any future advances is contingent on (a) Seller’s satisfaction of the conditions captained in Article 3(l) of the Uncommitted Master Repurchase and Securities Contract Agreement and (b) a bringdown by Seller of all representations and warranties made on the date hereof with regard to the Purchased Asset pursuant to Article 9 of the Uncommitted Master Repurchase and Securities Contract Agreement.]

Representations:	Seller acknowledges and agrees that upon funding by Buyer of the Purchase Price for the Purchased Asset [and, in connection with any subsequent funding of the Advance Rate of a future advance under the Purchased Asset, (i)] Seller shall be deemed to have confirmed that all of the representations and warranties set forth in Article 9 of the Uncommitted Master Repurchase and Securities Contract Agreement are true and correct as of the Purchase Date with respect to all Purchased Assets [or the applicable funding date, as the case may be,], except such representations and warranties which by their terms speak as of a specified date and except as set forth in the Requested Exception Report attached as Schedule 3 hereto or in the Requested Exception Report delivered with respect to any other Purchased Asset [and (ii) with respect to the funding of a Future Funding Advance, Seller shall be deemed to have represented and warranted that all of the conditions to funding of such advance set forth in Section [___] of the Governing Agreement have been satisfied (and no conditions have been waived, except as has been previously disclosed by Seller to Buyer in writing)].
Fixed/Floating:	[Fixed]/[Floating]
Coupon:	[___]%
Term of Loan including Extension Options:	[__________],[_______]
Amortization (e.g., IO, full amortization, etc.):	[__]-year amortization[, with [__]-month IO.]

Schedule 2 to Confirmation Statement

Wiring Instructions

[to be attached]

Schedule 3 to Confirmation Statement

Requested Exceptions Report

[to be attached]

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature
Michael C. Forman

Zachary Klehr

Stephen Sypherd

William Goebel

EXHIBIT III-A

MONTHLY REPORTING PACKAGE

The Monthly Reporting Package shall include the following:

●	A listing of all Purchased Assets reflecting (i) the payment status of each Purchased Asset and any material changes in the financial or other condition of each Purchased Asset, including, without limitation any new or ongoing litigation; and (ii) any representation and/or warranty breaches under the Purchased Asset Documents.

●	Any and all financial statements, rent rolls, leasing status reports for the immediately preceding twelve (12) month period, copies of any newly executed leases, any other financial reports or certificates, or other material information received from the borrowers related to each Purchased Asset.

●	A listing of any existing Potential Events of Default.

●	A remittance report containing servicing information, including without limitation, the beginning and ending balances of the Purchased Assets for such period (listing the dates and amounts of any activity impacting the outstanding principal balances of the Purchased Assets), the amount of each periodic payment due, the amount of each periodic payment received, the date of receipt, the date due, and whether there has been any material adverse change to the real property, on a loan by loan basis and in the aggregate, with respect to the Purchased Assets serviced by any servicer (such remittance report, a “Servicing Tape”), or to the extent any servicer does not provide any such Servicing Tape, a remittance report containing the servicing information that would otherwise be set forth in the Servicing Tape.

●	All other information as Buyer, from time to time, may reasonably request with respect to Seller or any Purchased Asset, obligor or Underlying Mortgaged Property.

●	The floating rate benchmark or index used to determine interest payments in respect of such Purchased Asset for the preceding calendar month.

EXHIBIT III-B

QUARTERLY REPORTING PACKAGE

The Quarterly Reporting Package shall include the following:

●	Consolidated unaudited financial statements of Guarantor presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the 1934 Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such quarter and statement of net assets as of the end of such quarter, and certified as being true and correct by a Covenant Compliance Certificate.

●	Quarterly asset management reports.

●	To the extent available, a business plan update, monthly and year-to-date operating statements, rent rolls, comparison of budget and actual income and expenses, ARGUS (or similar) cash flow projections model, and a leasing status report for the Purchased Assets.

EXHIBIT III-C

ANNUAL REPORTING PACKAGE

The Annual Reporting Package shall include the following:

●	Guarantor’s consolidated audited financial statements, prepared by a nationally recognized independent certified public accounting firm and presented fairly in accordance with GAAP or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the 1934 Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory and/or regulatory requirements, in either case accompanied by a Covenant Compliance Certificate, including a statement of operations and a statement of changes in cash flows for such year and statement of net assets as of the end of such year accompanied by an unqualified report of the nationally recognized independent certified public accounting firm that prepared them.

EXHIBIT IV

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”), does hereby appoint GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”), its attorney in fact to act in Seller’s name, place and stead in any way that Seller could do with respect to (i) the completion of any endorsements of documents or instruments relating to the Purchased Assets, including without limitation, any transfer documents related thereto and any written notices to underlying obligors to effectuate a legal transfer of the Purchased Assets, (ii) the recordation of any instruments relating to such Purchased Assets, (iii) the preparation and filing, in form and substance satisfactory to Buyer, of such financing statements, continuation statements, and other uniform commercial code forms, as Buyer may from time to time, reasonably consider necessary to create, perfect, and preserve Buyer’s security interest in the Purchased Assets, and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 (the “Master Repurchase and Securities Contract Agreement”), between Buyer and Seller, and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this [ ] day of [_______].

[SIGNATURES ON THE FOLLOWING PAGE]

FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT V

Representations and Warranties
Regarding the Purchased Assets

With respect to each Purchased Asset and the related Underlying Mortgaged Property or Underlying Mortgaged Properties, on the related Purchase Date and at all times while this Agreement and any Transaction contemplated hereunder is in effect, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that, with respect to any Purchased Asset, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto.

(1)	Whole Loan; Ownership of Purchased Assets. Each Purchased Asset is an Eligible Asset. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (a) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (a) and (b) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentences, to Seller’s Knowledge there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.

(3)	Mortgage Provisions. The Purchased Asset Documents for each Purchased Asset contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Hospitality Provisions. The Purchased Asset Documents for each Purchased Asset that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(5)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Purchased Asset Documents (a) the material terms of such Mortgage, Mortgage Note, guaranty, participation agreement, if applicable, and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could have a material adverse effect on Purchased Asset; (b) no related Underlying Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Underlying Mortgaged Property; and (c) neither the related borrower nor the related guarantor nor the related participating Person has been released from its material obligations under the Purchased Asset Documents. With respect to each Purchased Asset, except as contained in a written document included in the Purchased Asset File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Purchased Asset consented to by Seller.

(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to Buyer constitutes a legal, valid and binding assignment to Buyer. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Underlying Mortgaged Property in the principal amount of such Purchased Asset or allocated loan amount (subject only to Permitted Encumbrances), except as the enforcement thereof may be limited by the Standard Qualifications. Such Underlying Mortgaged Property (subject to and excepting Permitted Encumbrances) is, based on the title policy, free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Standard Qualifications subject to the limitations described in Paragraph (9) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(7)	Permitted Liens; Title Insurance. Each Underlying Mortgaged Property securing a Purchased Asset is covered by a Title Policy in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to Permitted Encumbrances. None of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Underlying Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Underlying Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(8)	Junior Liens. To Seller’s Knowledge, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Underlying Mortgaged Property (other than Permitted Encumbrances). Seller has no Knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(9)	Assignment of Leases. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. No Person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Purchased Asset, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)	UCC Filings. Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC-1 financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Asset to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Underlying Mortgaged Property owned by such Mortgagor and located on the related Underlying Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by such recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above to the extent perfection may be effected pursuant to applicable law by such recording or filing, as the case may be. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC-1 financing statements are required in order to effect such perfection. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Underlying Mortgaged Property and each UCC-2 or UCC-3 assignment, if any, of such financing statement to Seller was in suitable form for filing in the filing office in which such financing statement was filed.

(11)	Condition of Property. Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Underlying Mortgaged Property within six months of origination of the Purchased Asset and within twelve months of the Purchased Date. An engineering report or property condition assessment was prepared in connection with the origination of each Purchased Asset no more than twelve months prior to the Purchase Date. To Seller’s Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, each related Underlying Mortgaged Property was (a) free and clear of any material damage, (b) in good repair and condition and (c) is free of structural defects, except in each case (i) for any damage or deficiencies that would not materially and adversely affect the use, operation or value of such Underlying Mortgaged Property as security for the Purchased Asset, (ii) if such repairs have been completed or (iii) if escrows in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans its holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. Seller has no Knowledge of any material issues with the physical condition of the Underlying Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Underlying Mortgaged Property other than those disclosed in the engineering report and those addressed in clauses (i), (ii) and (iii) above.

(12)	Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Underlying Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Underlying Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this Paragraph (12), real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)	Condemnation. To Seller’s Knowledge, as of the date of origination and as of the Purchase Date, there is no proceeding pending or threatened, for the total or partial condemnation of such Underlying Mortgaged Property that would have a material adverse effect on the value, use or operation of the Underlying Mortgaged Property.

(14)	Actions Concerning Purchased Asset. To Seller’s Knowledge, as of the date of origination and to Seller’s Knowledge as of the Purchase Date, there was no pending, filed or threatened (in writing) action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or the Underlying Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Underlying Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Purchased Asset Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Underlying Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (g) the current ability of the Underlying Mortgaged Property to generate net cash flow sufficient to service such Purchased Asset or (h) the current principal use of the Underlying Mortgaged Property.

(15)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer. Any and all requirements under the Purchased Asset Documents as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released. No other escrow amounts have been released except in accordance with the terms and conditions of the Purchased Asset Documents.

(16)	No Holdbacks. The principal balance of the Purchased Asset set forth on the Purchased Asset Schedule has been fully disbursed except for any future funding pending per the Purchased Asset Documents as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Underlying Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback), and any requirements or conditions to disbursements of any loan proceeds held in escrow have been satisfied with respect to any disbursements of any such escrow fund made on or prior to the date hereof.

(17)	Insurance. Each related Underlying Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VII” from A.M. Best Company, Inc., (ii) at least “A3” (or the equivalent) from Moody’s or (iii) at least “A-” from Standard & Poor’s (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Purchased Asset and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Underlying Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Underlying Mortgaged Property.

Each related Underlying Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) (i) covers a period of not less than 12 months (or with respect to each Purchased Asset on a single asset with a principal balance of $50 million or more, 18 months); (ii) for a Purchased Asset with a principal balance of $50 million or more, contains a 180 day “extended period of indemnity”; and (iii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Underlying Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Underlying Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Underlying Mortgaged Property by an insurer meeting the Insurance Rating Requirement.

The Underlying Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by a prudent institutional commercial mortgage lender for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (the “SEL”) or the probable maximum loss (the “PML”) for the Underlying Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer rated at least “A:VII” by A.M. Best Company, Inc. or “A3” (or the equivalent) from Moody’s or “A-” by Standard & Poor’s in an amount not less than 150% of the SEL or PML, as applicable.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Underlying Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.

All premiums on all insurance policies referred to in this Paragraph (17) required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Asset obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(18)	Access; Utilities; Separate Tax Lots. Each Underlying Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Underlying Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Underlying Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Underlying Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset Documents require the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Underlying Mortgaged Property is a part until the separate tax lots are created or the non-recourse carveout guarantor under the Purchased Asset Documents has indemnified the mortgagee for any loss suffered in connection therewith.

(19)	No Encroachments. To Seller’s Knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Asset, all material improvements that were included for the purpose of determining the appraised value of the related Underlying Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Underlying Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Underlying Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Underlying Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Underlying Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Underlying Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(20)	No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an anticipated repayment date loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated Repayment Date) or an equity participation by Seller.

(21)	REMIC. To Seller’s Knowledge, the Purchased Asset is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Purchased Asset to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Purchased Asset and (b) either: (i) such Purchased Asset is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (A) at the date the Purchased Asset was originated at least equal to 80% of the adjusted issue price of the Purchased Asset on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Purchased Asset on such date, provided that, for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Purchased Asset and (2) a proportionate amount of any lien that is in parity with the Purchased Asset; or (ii) substantially all of the proceeds of such Purchased Asset were used to acquire, improve or protect the real property which served as the only security for such Purchased Asset (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Purchased Asset was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (i) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (ii) satisfies the provisions of either clause (b)(i)(A) above (substituting the date of the last such modification for the date the Purchased Asset was originated) or clause (b)(i)(B), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Purchased Asset constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this Paragraph (21) shall have the same meanings as set forth in the related Treasury Regulations.

(22)	Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Purchased Asset complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of each date that such entity held the Mortgage Note, Seller and to Seller’s Knowledge each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by Buyer.

(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Underlying Mortgaged Property or related security for such Purchased Asset, and except in connection with a trustee’s sale after a default by the related Mortgagor, no fees are payable to such trustee except for de minimis fees paid.

(25)	Local Law Compliance. To Seller’s Knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Underlying Mortgaged Property securing a Purchased Asset, there are no material violations of applicable laws, zoning ordinances, rules, covenants, building codes, restrictions and land laws (collectively, “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Underlying Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Underlying Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by prudent commercial mortgage lenders for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Purchased Asset. The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)	Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental authorizations necessary for its operation of the Underlying Mortgaged Property in full force and effect, and to Seller’s Knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect as of the Purchase Date. The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Underlying Mortgaged Property is located and for the Mortgagor and the Underlying Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(27)	Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset is non-recourse to the related parties thereto except that: (a) the related Mortgagor and a guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with Mortgagor) that has assets other than equity in the related Underlying Mortgaged property that are not de minimis) shall be fully liable for losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Purchased Asset Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an event of default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Underlying Mortgaged Property, (iv) intentional misconduct and (v) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Purchased Asset shall become full recourse to the related Mortgagor and a guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with Mortgagor) that has assets other than equity in the related Underlying Mortgaged Property that are not de minimis), upon any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed, consented to, or acquiesced in by the Mortgagor, (ii) Mortgagor and/or its principals shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) upon the transfer of either the Underlying Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents.

(28)	Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Underlying Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 115% of the related allocated loan amount of such portion of the Underlying Mortgaged Property and (ii) the outstanding principal balance of the Purchased Asset, (b) upon payment in full of such Purchased Asset, (c) releases of out-parcels that are unimproved or other portions of the Underlying Mortgaged Property which will not have a material adverse effect on the underwritten value of the Underlying Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Asset and are not necessary for physical access to the Underlying Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clause (a) or (d), either: (i) such release of collateral (A) would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (B) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (ii) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (i). For purposes of the preceding clause (i), if the fair market value of the real property constituting such Underlying Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Purchased Asset outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the provisions governing a “real estate mortgage investment conduit” as defined in Section 860D of the Code (the “REMIC Provisions”).

In the event of a taking of any portion of a Underlying Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Purchased Asset in an amount not less than the amount required by the REMIC Provisions and, to such extent, awards are not required to be applied to the restoration of the Underlying Mortgaged Property or to be released to the Mortgagor, if, immediately after the release of such portion of the Underlying Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Underlying Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Purchased Asset.

No such Purchased Asset that is secured by more than one Underlying Mortgaged Property or that is cross-collateralized with another Purchased Asset permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Purchased Asset require the Mortgagor to provide the owner or holder of the Mortgage with monthly (other than for single-tenant properties) and annual operating statements, and monthly (other than for single-tenant properties) rent rolls for properties that have executed leases and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(30)	Acts of Terrorism Exclusion. With respect to each Purchased Asset over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively, the “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) does not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in the TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if the TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions on the security of property comparable to the related Underlying Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Underlying Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers that do not result in a change of Control of the related Mortgagor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, such as a qualified equity holder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of Paragraph (28) herein, or (vii) to the extent set forth in any Exception Report, by reason of any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt in each case as set forth in any Exception Report or (b) the related Underlying Mortgaged Property is encumbered with a subordinate lien or security interest against the related Underlying Mortgaged Property, other than any Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

(32)	Single-Purpose Entity. Each Purchased Asset requires the borrower to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with a principal amount on the Purchase Date of $5 million or more provide that the borrower is a Single-Purpose Entity, and each Purchased Asset with a principal amount on the Purchase Date of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For purposes of this Paragraph (32), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Assets and prohibit it from engaging in any business unrelated to such Underlying Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Underlying Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)	Intentionally Omitted.

(34)	Ground Leases. For purposes of this Exhibit III, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Purchased Asset where the Purchased Asset is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Underlying Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	(i) the Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction; (ii) the Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Underlying Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage and (iii) no material change in the terms of the Ground Lease had occurred since its recordation, except by any written instrument which are included in the related Purchased Asset File;

(b)	the lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Purchased Asset except as reflected in any written instruments which are included in the related Purchased Asset File;

(c)	the Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes);

(d)	the Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Underlying Mortgaged Property is subject;

(e)	the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of the lessor;

(f)	Seller has not received any written notice of material default under or notice of termination of such Ground Lease and, to Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect;

(g)	the Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	a lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	the Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)	under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in Paragraph (34)(k) below) will be applied either to the repair or to restoration of all or part of the related Underlying Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest;

(k)	in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Underlying Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest; and

(l)	provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by Seller with respect to the Purchased Asset have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(36)	Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local laws and regulations applicable to Seller (or to Seller’s Knowledge, the originator) relating to the origination of such Purchased Asset. At the time of origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence, underwriting procedures, guidelines and standards for similar commercial and multifamily loans.

(37)	Rent Rolls; Operating Histories. Seller has obtained a rent roll (other than with respect to hospitality properties) certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 120 days of the date of origination of the related Purchased Asset. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Underlying Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 120 days of the date of origination of the related Purchased Asset. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Underlying Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.

(38)	No Material Default; Payment Record. As of the Purchase Date, no Purchased Asset has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination and no Purchased Asset is delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s Knowledge, there is (a) no, and since origination and until the Purchase Date, there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Purchased Asset, or the value, use or operation of the related Underlying Mortgaged Property, provided, however, that this Paragraph (38) does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Exception Report. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.

(39)	Bankruptcy. To Seller’s Knowledge, as of the date of origination of the related Purchased Asset and to Seller’s Knowledge as of the Purchase Date, neither the Underlying Mortgaged Property nor any portion thereof is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)	Organization of Mortgagor. With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. No Purchased Asset has a Mortgagor that is an Affiliate of another borrower.

Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 20% or greater direct ownership share (the “Major Sponsors”). Seller (a) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and (b) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsors and guarantor regarding such Controlling Owner’s, Major Sponsors’ or guarantor’s prior history regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that manual public records searches were limited to the last 10 years (clauses (a) and (b) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the Knowledge of Seller, no Major Sponsors or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(41)	Environmental Conditions. At origination, each Mortgagor represented and warranted that to its Knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Underlying Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Underlying Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Underlying Mortgaged Property or in a material adverse effect on the value, use or operations of the Underlying Mortgaged Property.

A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Assets, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Purchased Asset within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized “environmental conditions” as such term is defined in ASTM E1527-05 or its successor (the “Environmental Conditions”) at the related Underlying Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Underlying Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-“ (or the equivalent) by Moody’s, Standard & Poor’s and/or Fitch, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Underlying Mortgaged Property.

In the case of each Purchased Asset with respect to which there is an environmental insurance policy (the “Environmental Insurance Policy”), (i) such Environmental Insurance has been issued by the issuer set forth in the related Exception Report (the “Policy Issuer”) and is effective as of the Purchase Date, (ii) as of origination and to Seller’s Knowledge as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii) (A) a property condition or engineering report was prepared, if the related Underlying Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Underlying Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (B) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Underlying Mortgaged Property, the related Mortgagor (1) was required to remediate the identified condition prior to closing the Purchased Asset or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (2) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Purchased Asset that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no Knowledge of any material and adverse environmental condition or circumstance affecting the Underlying Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (A) the application for insurance, (B) a Mortgagor questionnaire that was provided to the Policy Issuer, or (C) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Purchased Asset.

(42)	Lease Estoppels. With respect to each Purchased Asset secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the rent roll delivered as of the origination date. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset, and to Seller’s Knowledge, as of the Purchase Date (i) the related lease is in full force and effect and (ii) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Purchased Asset predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Purchased Asset that collectively account for at least 65% of the in-place base rent for the Underlying Mortgaged Property that secure a Purchased Asset that is represented as of the origination date. To Seller’s Knowledge, as of the Purchase Date (i) each lease represented on the rent roll delivered as of the origination date is in full force and effect and (ii) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Underlying Mortgaged Property either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(43)	Appraisal. The Purchased Asset File contains an appraisal of the related Underlying Mortgaged Property with an appraisal date within six months of the Purchased Asset origination date, and within 12 months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Underlying Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Purchased Asset.

(44)	Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the Purchased Asset Schedule was, to Seller’s Knowledge, true and correct in all material respects as of the Purchased Date and contains all information required by the Repurchase Agreement to be contained therein.

(45)	Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other mortgage loan.

(46)	Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the date hereof.

(47)	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with the Prescribed Laws. Seller has established an anti-money laundering compliance program as required by the Prescribed Laws, has conducted the requisite due diligence in connection with the origination of the Purchased Asset for purposes of the Prescribed Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Prescribed Laws.

(48)	OFAC. (a) No Purchased Asset is (i) subject to nullification pursuant to Executive Order 13224 or the regulations promulgated by OFAC (the “OFAC Regulations”) or (ii) in violation of Executive Order 13224 or the OFAC Regulations, and (b) no Mortgagor is (i) subject to the provisions of Executive Order 13224 or the OFAC Regulations or (ii) listed as a “blocked person” for purposes of the OFAC Regulations.

(49)	Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on Term SOFR plus a margin (which interest rate may be subject to a minimum or “floor” rate)

(50)	Prior Asset Pledges/Sales. No Purchased Asset has been pledged as collateral to any lender in connection with any loan or sold to any buyer in connection with a repurchase or other facility.

EXHIBIT VI

ADVANCE PROCEDURES

(a)            Submission of Due Diligence Package. Seller shall deliver to Buyer a due diligence package for Buyer’s review and approval, which shall contain the following items (the “Due Diligence Package”):

1.	Delivery of Purchased Asset Documents. With respect to a New Asset that is a Pre-Existing Asset, each of the Purchased Asset Documents.

2.	Transaction-Specific Due Diligence Materials. With respect to any New Asset, a summary memorandum outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the proposed transaction that a reasonable buyer would consider material, together with the following due diligence information relating to the New Asset:

A.	With respect to each Eligible Asset:

(i)            a current rent roll and roll over schedule, if applicable;

(ii)           a cash flow pro forma through and including the maturity date of the Eligible Asset, including any extended maturity date, whether or not the option for such extended maturity date is actually exercised, as well as historical operating statements for the immediately preceding twelve (12) months, if available;

(iii)          flood certification (or the equivalent in the applicable jurisdiction);

(iv)          if available, maps and photos;

(v)           copies of valuation, environmental, engineering, insurance and any other third party reports; provided, that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(vi)          a description of the underlying real estate directly or indirectly securing or supporting such Purchased Asset and the ownership structure of the borrower and the sponsor;

(vii)         indicative debt service coverage ratios;

(viii)        indicative loan-to-value ratios;

(ix)          indicative debt yield ratios;

(x)           a term sheet outlining the transaction generally;

(xi)            a description of the Mortgagor, including experience with other projects (real estate owned), its ownership structure and financial statements;

(xii)            a description of Seller’s relationship with the Mortgagor, if any;

(xiii)            copies of documents evidencing such New Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Buyer, Seller shall deliver such items to Buyer promptly upon Seller’s receipt of such items;

(xiv)            any exceptions to the representations and warranties set forth in Exhibit V to this Agreement.

3.	Environmental and Engineering. A “Phase 1” (and, if applicable, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer or environmental consultant reasonably approved by Buyer.

4.	Credit Memorandum. Copies of all internal credit analysis, including, without limitation, investment committee memoranda, credit memoranda, asset summaries or other similar documents that detail, among other things, cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

5.	Appraisal. An Appraisal acceptable to Buyer, which Appraisal shall be dated less than one hundred eighty (180) days prior to the proposed Purchase Date.

6.	Opinions of Counsel. Opinion letters to Seller and its successors and assigns from counsels to Seller and the underlying obligor, as applicable, on the underlying loan transaction, as to enforceability of the loan documents governing such transaction and such other matters as Buyer shall require (including, without limitation, opinions as to due formation, authority, choice of law, and perfection of security interests).

7.	Additional Real Estate Matters. To the extent obtained by Seller from the Mortgagor relating to any Eligible Asset at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Buyer.

8.	Other Documents. Any other documents as Buyer or its counsel shall reasonably deem necessary.

(b)            Submission of Legal Documents. With respect to a New Asset that is an Originated Asset, no less than seven (7) calendar days (or such other time as may be mutually acceptable to Buyer and Seller) prior to the proposed Purchase Date, Seller shall deliver, or cause to be delivered, to counsel for Buyer the following items, where applicable:

1.	Copies of all draft Purchased Asset Documents in substantially final form, blacklined against the approved form Purchased Asset Documents.

2.	Certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Purchased Asset, if applicable, of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents, in each case satisfactory to Buyer.

3.	All surveys of the underlying real estate directly or indirectly securing or supporting such Purchased Asset that are in Seller’s possession.

4.	As reasonably requested by Buyer, satisfactory reports of tax lien, judgment and litigation searches and other searches customarily required in the relevant jurisdiction, conducted by search firms which are reasonably acceptable to Buyer with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Mortgagor, such searches to be conducted in each location Buyer shall reasonably designate.

5.	Certifications that the property is in compliance with all applicable licensing and zoning laws, each issued by the appropriate Governmental Authority.

(c)            Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clauses (a) and (b) above, Buyer shall (1) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Eligible Asset as a Purchased Asset or (2) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Eligible Asset as a Purchased Asset.

(d)            Assignment Documents. Seller shall have executed and delivered to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, all applicable assignment documents executed in blank with respect to the proposed Eligible Asset that shall be subject to no liens except as expressly permitted by Buyer. Each of the assignment documents shall contain such representations and warranties in writing concerning the proposed Eligible Asset and such other terms as shall be satisfactory to Buyer in its sole discretion, and shall include blacklined copies of each document, showing all changes made to the forms of assignment documents that have been approved in advance by Buyer.

EXHIBIT VII

FORM OF MARGIN DEFICIT NOTICE

[DATE]

VIA ELECTRONIC TRANSMISSION

FS CREIT FINANCE GS-1 LLC
201 Rouse Boulevard
Philadelphia, Pennsylvania 19112
Attention: Chief Financial Officer

Re:	Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase and Securities Contract Agreement) by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”), and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”).

Pursuant to Article 4(a) of the Master Repurchase and Securities Contract Agreement, Buyer hereby notifies Seller of the existence of a Margin Deficit as of the date hereof as follows:

Purchase Price for certain Purchased Asset:	$__________
MARGIN DEFICIT:	$__________
Accrued Price Differential from [ ] to [ ]:	$__________

TOTAL WIRE DUE:	$__________

SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE UNCOMMITTED MASTER REPURCHASE AND SECURITIES CONTRACT AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED ARTICLE 4(a) THEREOF.

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:
Name:
Title:

EXHIBIT VIII

EXHIBIT VIII-A

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Assignees That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 14(k) of the Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 (the “Master Repurchase and Securities Contract Agreement”), by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as Buyer, and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

 Date: ________ __, 20__

EXHIBIT VIII-B

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 14(k) of the Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 (the “Master Repurchase and Securities Contract Agreement”), by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as Buyer, and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

The undersigned hereby certifies that (i) it is the sole record and beneficial owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee in writing, and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT VIII-C

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 14(k) of the Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 (the “Master Repurchase and Securities Agreement”), by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as Buyer, and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Buyer or Assignee with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer or Assignee and (2) the undersigned shall have at all times furnished such Buyer or Assignee with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT VIII-D

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Assignees That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Article 14(k) of the Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 (the “Master Repurchase and Securities Contract Agreement”), by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as Buyer, and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company, as Seller. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Master Repurchase and Securities Contract Agreement.

The undersigned hereby certifies that (i) it is the sole record owner of the ownership interest in the Transaction(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest, (iii) with respect to such interest, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Seller(s) within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Seller(s) as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the applicable Seller(s) with a correct, complete, and accurate executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Seller(s), and (2) the undersigned shall have at all times furnished the applicable Seller(s) with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF ASSIGNEE]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT IX

FORM OF COVENANT COMPLIANCE CERTIFICATE

[    ] [  ], 20[ ]

GOLDMAN SACHS BANK USA
200 West Street
New York, New York 10282
Attention:      Mr. Jeffrey Dawkins

This Covenant Compliance Certificate is furnished pursuant to that certain Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”), and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”). Unless otherwise defined herein, capitalized terms used in this Covenant Compliance Certificate have the respective meanings ascribed thereto in the Master Repurchase and Securities Contract Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am a duly elected Responsible Officer.

2.	All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

3.	I have reviewed the terms of the Master Repurchase and Securities Contract Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller during the accounting period covered by the financial statements attached (or most recently delivered to Buyer if none are attached).

4.	I am not aware of any facts, or pending developments that have caused, or may in the future cause the market value of any Purchased Asset to decline at any time within the reasonably foreseeable future.

5.	As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(x) of the Master Repurchase and Securities Contract Agreement, Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects, every condition, contained in the Master Repurchase and Securities Contract Agreement and the related documents to be observed, performed or satisfied by it.

6.	The examinations described in Paragraph 3 above did not disclose, and I have no Knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

7.	As of the date hereof, each of the representations and warranties made by Seller in the Master Repurchase and Securities Contract Agreement are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except as to the extent disclosed in a Requested Exceptions Report.

8.	Attached as Exhibit 1 hereto is a description of all interests of Affiliates of Seller in any Underlying Mortgaged Property (including without limitation, any lien, encumbrance or other debt or equity position or other interest in the Underlying Mortgaged Property that is senior or junior to, or pari passu with, a Mortgage Asset in right of payment or priority).

9.	Attached as Exhibit 2 hereto are the financial statements required to be delivered pursuant to Article 11 of the Master Repurchase and Securities Contract Agreement (or, if none are required to be delivered as of the date of this Covenant Compliance Certificate, the financial statements most recently delivered pursuant to Article 11 of the Master Repurchase and Securities Contract Agreement), which financial statements, to the best of my Knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and operations of Seller as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11.

10.	Attached as Exhibit 3 hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guarantee Agreement.

11.	As of the date hereof, all representations and warranties made on the applicable Purchase Date with respect to each Purchased Asset and as set forth on Exhibit V of the Master Repurchase and Securities Agreement remain true, complete and correct except as to the extent disclosed in a Requested Exceptions Report.

To the extent that Financial Statements are being delivered in connection with this Covenant Compliance Certificate, Seller hereby makes the following representations and warranties: (i) it is in compliance with all of the terms and conditions of the Master Repurchase and Securities Contract Agreement and (ii) it has no claim or offset against Buyer under the Transaction Documents.

To the best of my Knowledge, Seller has, during the period since the delivery of the immediately preceding Covenant Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Master Repurchase and Securities Contract Agreement and the related documents to be observed, performed or satisfied by it, and I have no Knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Potential Event of Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Described below are the exceptions, if any, to the foregoing paragraphs, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Guarantor or Seller has taken, is taking, or proposes to take with respect to each such condition or event:

________________________________________________________________________________________________________________
________________________________________________________________________________________________________________
________________________________________________________________________________________________________________
______________________________________________________________________________________________

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered this [ ] day of [    ], 20[  ].

FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company

By:
Name:
Title:

FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:
Name:
Title:

EXHIBIT X

UCC FILING JURISDICTIONS

Delaware

EXHIBIT XI

Form of Servicer Notice

[DATE]

[SERVICER]
[ADDRESS]
Attention: ___________

Re:	Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”), FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase and Securities Contract Agreement).

Ladies and Gentlemen:

[___________] (the “Servicer”) is servicing certain mortgage assets sold by Seller to Buyer pursuant to the Master Repurchase and Securities Contract Agreement (the “Purchased Assets”) pursuant to a servicing agreement dated as of [___________] between Servicer and Seller (the “Servicing Agreement”). Servicer is hereby notified that, pursuant to the Master Repurchase and Securities Contract Agreement, Seller has sold the Purchased Assets to Buyer on a servicing-released basis, and has granted a security interest to Buyer in the Purchased Assets.

In accordance with Seller’s requirements under the Master Repurchase and Securities Contract Agreement, Seller hereby notifies and instructs Servicer, and Servicer hereby agrees that Servicer shall (a) segregate all amounts collected on account of the Purchased Assets, (b) hold the Purchased Assets in trust for Buyer, (c) immediately following the receipt thereof by Servicer, deposit all collections of income to the Collection Account at [            ], ABA # [            ], Account # [___________] and (d) in accordance with the terms of the Servicing Agreement, remit all such income (net of any deductions permitted under Section [      ] of the Servicing Agreement), to the Depository Account at [            ], ABA # [            ], Account # [___________]. Upon receipt of a notice of Event of Default under the Master Repurchase and Securities Contract Agreement from Buyer, Servicer shall only follow the instructions of Buyer with respect to the Purchased Assets, and shall deliver to Buyer any information with respect to the Purchased Assets reasonably requested by Buyer.

Servicer hereby agrees that, notwithstanding any provision to the contrary in the Servicing Agreement or in any other agreement which exists between Servicer and Seller in respect of any Purchased Asset, (i) Servicer is servicing the Purchased Assets for the joint benefit of Seller and Buyer, (ii) Buyer is expressly intended to be a third-party beneficiary under the Servicing Agreement, and (iii) Buyer may, at any time after the occurrence and during the continuance of an Event of Default under the Master Repurchase and Securities Contract Agreement, terminate the Servicing Agreement and any other such agreement immediately upon the delivery of written notice thereof to Servicer and/or in any event transfer servicing to Buyer’s designee, at no cost or expense to Buyer, it being agreed that Seller will pay any and all fees required to terminate the Servicing Agreement and any other such agreement and to effectuate the transfer of servicing to the designee of Buyer in accordance with this Servicer Notice.

Notwithstanding any contrary information or direction which may be delivered to Servicer by Seller, Servicer may conclusively rely on any information, direction or notice of an Event of Default under the Master Repurchase and Securities Contract Agreement delivered by Buyer, and, so long as an Event of Default under the Master Repurchase and Securities Contract Agreement exists at such time, Seller shall indemnify and hold Servicer harmless for any and all claims asserted against Servicer for any actions taken in good faith by Servicer in connection with the delivery of such information, direction or notice of any such Event of Default.

No provision of this letter or any Servicing Agreement may be amended, countermanded or otherwise modified without the prior written consent of Buyer. Buyer is an intended third party beneficiary of this letter.

Please acknowledge receipt and your agreement to the terms of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following address: [___________].

Very truly yours,

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

ACKNOWLEDGED AND AGREED TO:

FS CREIT FINANCE GS-1 LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT XII

FORM OF RELEASE LETTER

[Date]

GOLDMAN SACHS BANK USA
200 West Street
New York, New York 10282
Attention:        Mr. Jeffrey Dawkins

Re:	Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”) and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase and Securities Contract Agreement).

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release all right, interest or claim of any kind other than any rights under the Master Repurchase and Securities Contract Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Buyer of the amount of the Purchase Price contemplated under the Master Repurchase and Securities Contract Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase and Securities Contract Agreement.

Very truly yours,

FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

EXHIBIT XIII

Reserved

EXHIBIT XIV

FORM OF CUSTODIAL DELIVERY CERTIFICATE

On this ______ of ________, 20__, FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”) under that certain Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”) between GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”) and Seller, does hereby deliver to COMPUTERSHARE TRUST COMPANY, N.A. (“Custodian”), as custodian under that certain Custodial Agreement, dated as of January 26, 2018 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Custodial Agreement”), among Buyer, Custodian and Seller, the Purchased Asset Files with respect to the Purchased Assets to be purchased by Buyer pursuant to the Repurchase Agreement, which Purchased Assets are listed on the Purchased Asset Schedule attached hereto and which Purchased Assets shall be subject to the terms of the Custodial Agreement on the date hereof.

With respect to the Purchased Asset Files delivered hereby, for the purposes of issuing the Trust Receipt, the Custodian shall review the Purchased Asset Files to ascertain delivery of the documents listed in Section [      ] to the Custodial Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Custodial Agreement.

IN WITNESS WHEREOF, Seller has caused its name to be signed hereto by its officer thereunto duly authorized as of the day and year first above written.

FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company

By:
Name:
Title:

Purchased Asset Schedule to Custodial Delivery Certificate

Purchased Assets

EXHIBIT XV

FORM OF BAILEE LETTER

_______________ __, 20__

____________________

____________________

____________________

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Uncommitted Master Repurchase and Securities Contract Agreement, dated as of April 25, 2025 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase and Securities Contract Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase and Securities Contract Agreement) by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”), and FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and [            ] (the “Bailee”) hereby agree as follows:

(a)	Seller shall deliver to the Bailee in connection with any Purchased Assets delivered to the Bailee hereunder, the Custodial Identification Certificate attached hereto as Attachment 1.

(b)	On or prior to the date indicated on the Custodial Identification Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to the Bailee, as bailee for hire, the original documents set forth on Schedule A attached hereto (collectively, the “Purchased Asset File”) for each of the Purchased Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”) listed in Exhibit A to Attachment 1 attached thereto.

(c)	The Bailee shall issue and deliver to Buyer and Computershare Trust Company, N.A. (the “Custodian”) on or prior to the Funding Date by electronic mail (a) in the name of Buyer, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Bailee’s Trust Receipt and Certification”) which Bailee’s Trust Receipt and Certification shall state that the Bailee has received the documents comprising the Purchased Asset File as set forth in the Custodial Delivery Certificate.

(d)	On the applicable Funding Date, in the event that Buyer fails to purchase from Seller the Purchased Assets identified in the related Custodial Identification Certificate, Buyer shall deliver by electronic mail to the Bailee to the attention of [_______________] at [_______________], an authorization (the “Electronic Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller. Upon receipt of such Electronic Authorization, the Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.

(e)	Following the Funding Date and the funding of the Purchase Price, the Bailee shall forward the Purchased Asset Files to the Custodian at [_______________], by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Funding Date (the “Delivery Date”).

(f)	From and after the applicable Funding Date until the time of receipt of the Electronic Authorization or the Delivery Date, as applicable, the Bailee (a) shall maintain continuous custody (and will forward in accordance with clause (e) above) and control of the related Purchased Asset Files as bailee for Buyer and (b) is holding the related Purchased Assets as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.

(g)	Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorney’s fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Letter or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach was caused by gross negligence or willful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Letter.

(h)	In the event that the Bailee fails to produce any document in a Purchased Asset File related to a Purchased Asset that is (or was required to be) then in its possession within ten (10) business days after required or requested by Seller or Buyer (a “Delivery Failure”), the Bailee shall indemnify and hold Buyer, on behalf of Buyers, harmless against actual out of pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys fees, that may be imposed on, incurred by, or asserted against it in any way relating to or arising out of such Delivery Failure (but excluding special, indirect, punitive or consequential damages).

(i)	Seller agrees to indemnify and hold Buyer and its respective affiliates and designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Custodial Delivery Failure (as defined in the Custodial Agreement) or the Bailee’s negligence, lack of good faith or willful misconduct. The foregoing indemnification shall survive any termination or assignment of this Bailee Letter.

(j)	Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as counsel to Seller in connection with a proposed transaction and [ ], has represented Seller in connection with negotiation, execution and delivery of the Master Repurchase and Securities Contract Agreement.

(k)	The agreement set forth in this Bailee Letter may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

(l)	This Bailee Letter may not be assigned by Seller or the Bailee without the prior written consent of Buyer.

(m)	For the purpose of facilitating the execution of this Bailee Letter as herein provided and for other purposes, this Bailee Letter may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.

(n)	This Bailee Letter shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(o)	Capitalized terms used herein and defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

Very truly yours,

FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company, as Seller

By:
Name:
Title:

ACCEPTED AND AGREED:

[ ], as Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:
GOLDMAN SACHS BANK USA,
a New York state-chartered bank, as Buyer

By:
Name:
Title:

Schedule A

[List of Purchased Asset Documents]

Attachment 1

CUSTODIAL IDENTIFICATION CERTIFICATE

On this [___] day of [____], 20[_], FS CREIT FINANCE GS-1 LLC (“Seller”), under that certain Bailee Agreement of even date herewith (the “Bailee Agreement”), among Seller, [____] (the “Bailee”), and GOLDMAN SACHS BANK USA, a New York state-chartered bank, as Buyer, does hereby instruct the Bailee to hold, in its capacity as Bailee, the Purchased Asset Files with respect to the Purchased Assets listed on Exhibit A hereto, which Purchased Assets shall be subject to the terms of the Bailee Agreement as of the date hereof.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Bailee Agreement.

IN WITNESS WHEREOF, Seller has caused this Identification Certificate to be executed and delivered by its duly authorized officer as of the day and year first above written.

FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit A to Attachment 1

PURCHASED ASSET SCHEDULE

Attachment 2

FORM OF BAILEE’S TRUST RECEIPT AND CERTIFICATION

[_______], 20__

GOLDMAN SACHS BANK USA

200 West Street

New York, New York 10282

Attention:      Mr. Jeffrey Dawkins

Re:	Bailee Letter, dated as of [________] (the “Bailee Letter”) by and among FS CREIT FINANCE GS-1 LLC, a Delaware limited liability company (“Seller”), GOLDMAN SACHS BANK USA, a New York state-chartered bank (“Buyer”) and [________] (the “Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Paragraph (c) of the above-referenced Bailee Letter, the undersigned, as the Bailee, hereby certifies that as to each Purchased Asset described in the Purchased Asset Schedule (Exhibit A to Attachment 1), a copy of which is attached hereto, it has reviewed the Purchased Asset File (Exhibit B to Attachment 1) and has determined that (i) all documents listed in the Purchased Asset File are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to such Purchased Asset.

The Bailee hereby confirms that it is holding each such Purchased Asset File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Letter.

All initially capitalized terms used herein shall have the meanings ascribed to them in the above-referenced Bailee Letter.

[____________ ], BAILEE

By:
Name:
Title:

cc: [Custodian]

EXHIBIT XVI

Reserved

EXHIBIT XVII

Reserved

EXHIBIT XVIII

FUTURE FUNDING ADVANCE PROCEDURES

(a)            Submission of Future Funding Due Diligence Package. Seller shall deliver to Buyer a due diligence package (the “Future Funding Due Diligence Package”) for Buyer’s review and approval, which shall contain the following items:

1.	The executed request for advance (which shall include Seller’s approval of such Future Funding Advance);

2.	The executed borrower’s affidavit;

3.	The fund control agreement (or escrow agreement, if funding through escrow);

4.	Certified copies of all relevant trade contracts, invoices, and lien waivers, if applicable;

5.	The title policy endorsement for the advance;

6.	Certified copies of any tenant leases;

7.	Certified copies of any service contracts;

8.	Updated financial statements, operating statements and rent rolls, if applicable;

9.	Evidence of required insurance; and

10.	Updates to the engineering report, inspection report, and budget, if required.

(b)            Approval of Future Funding Advance. Conditioned upon the timely and satisfactory completion of Seller’s requirements in clause (a) above, Buyer shall, no less than three (3) Business Days prior to the proposed Future Funding Date (1) notify Seller in writing (which may take the form of electronic mail format) that Buyer has not approved the proposed Future Funding Advance amount (“Future Funding Amount”) or (2) notify Seller in writing (which may take the form of electronic mail format) that Buyer has approved the proposed Future Funding Amount. Buyer’s failure to respond to Seller on or prior to three (3) Business Days prior to the proposed Future Funding Date shall be deemed to be a denial of Seller’s request that Buyer approve the proposed Future Funding Advance, unless Buyer and Seller has agreed otherwise in writing.